Exhibit 10.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE LIKELY TO CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION IS DENOTED BY ASTERISKS IN BRACKETS [**].

ASSET PURCHASE AGREEMENT
by and among
ROCCAT GMBH,
ROCCAT STUDIOS TAIPEI CO., LTD.,
ROCCAT ASIA PACIFIC CO., LTD.,
ROCCAT INC.,
THE STOCKHOLDERS NAMED HEREIN,
JÖLLENBECK GMBH,
FIRST WISE MEDIA GMBH
and
TBC HOLDING COMPANY LLC
____________________________
Dated as of March 11, 2019
____________________________

i

TABLE OF CONTENTS
(continued)

TABLE OF CONTENTS
(continued)

Exhibit A    Definitions
Exhibit B    Retained Accounts Receivable
Exhibit C    Accounting Principles
Exhibit D    Positioning Requirements
Exhibit E    Purchase Price Allocation
Exhibit F    Transfer Documents
Exhibit G    Inventory Accounting Principles
Exhibit H    Intellectual Property Assignments
Exhibit I    Net Revenue Principles
Exhibit J    Working Capital Target Calculation
Exhibit K    Transition Services
Exhibit L    Draft of Escrow Agreement

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT is entered into as of March 11, 2019, by and among Roccat GmbH, a private limited company organized under the laws of Germany (“Roccat”), Roccat Studios Taipei Co., Ltd., a limited company organized under the laws of Taiwan (“RST”), Roccat Asia Pacific Co., Ltd., a limited company organized under the laws of Taiwan (“RAP”), and Roccat Inc., a Nevada corporation (“RUS,” and together with Roccat, RST, RAP and RUS, the “Sellers”), the stockholders of Roccat listed on the signature pages hereto in their capacity as such (the “Stockholders”), Jöllenbeck GmbH, a private limited company organized under the laws of Germany (“Jöllenbeck”), First Wise Media GmbH, a private limited company organized under the laws of Germany (“First Wise”), TBC Holding Company LLC, a Delaware limited liability company (the “Buyer”), and, solely for the purposes of Article 10, Turtle Beach Corporation, a Nevada corporation and ultimate parent company of the Buyer (“Parent”).
Certain capitalized terms used in this Agreement are defined in Exhibit A.
BACKGROUND
A.    Roccat is in the business of designing, developing, marketing, having manufactured, distributing, importing, exporting, and selling gaming mice, headsets, keyboards and accessories under the Roccat brand (the “Business”);
B.    Jöllenbeck, an Affiliate of Roccat, owns certain assets of the Business, which will be transferred to Roccat prior to the Closing; and
C.    The Sellers, Jöllenbeck, the Stockholders and the Buyer each desire to provide for the sale of the Purchased Assets (as defined below) and the transfer of the employment of employees related to the Business to the Buyer’s designated assignees on the terms set forth in this Agreement.

AGREEMENT
The parties to this Agreement, intending to be legally bound, agree as follows:
Sale of Purchased Assets; Related Transactions.
1.1    Sale of Purchased Assets by Sellers.
(a)    At the Closing and on the terms and subject to the conditions set forth in this Agreement, the Sellers will sell, assign, transfer, convey, and deliver to the Buyer’s designated assignees, all of Sellers’ right, title and interest in, to, and under all assets, properties, interests and rights of every kind and description, existing as of the date of this Agreement or acquired through the Closing that relate to, or are used or held for us in connection with, the Business, free of any Encumbrances, other than the Excluded Assets (collectively the “Purchased Assets”). At the Closing, the Buyer will accept or cause its designated affiliates to accept such sale, assignment and transfer. The Purchased Assets include, without limitation, all of the following assets, properties, interests and rights of Sellers in:
(i)    subject to the receipt of the applicable consents set forth on Schedule 2.3, those Contracts listed on Schedule 1.1(a), which schedule may be amended at the sole discretion of the Buyer (other than to remove Contracts designated as “Take” therein (the “Accepted Contracts”)) at any time prior to Closing (the “Assigned Contracts”);
(ii)    all Accounts Receivables, including those certain past due Accounts Receivables set forth on Exhibit B (the “Past Due Receivables”) and those to be transferred to the Sellers in the Internal Asset Transfer;
(iii)    all Inventory, including Inventory to be transferred to the Sellers in the Internal Asset Transfer, other than any Excluded Inventory;
(iv)    all kiosks, store fixtures and other retail display units relating to the Seller Products to be transferred to the Sellers in the Internal Asset Transfer (the “Product Kiosks”);
(v)    all Intellectual Property and Intellectual Property rights (including all Seller IP and all of the Sellers’ rights therein);
(vi)    subject to the receipt of the applicable consents set forth on Schedule 8.1(e), all Permits;
(vii)    all personnel records and forms relating to Transferring Employees;
(viii)    subject to the receipt of the applicable consents set forth on Schedule 8.1(e), all real property that is leased, subleased, licensed to or otherwise occupied by, a Seller, including all leasehold improvements owned by a Seller and forming part thereof;
(ix)    all fixed assets and personal property (whether owned or leased) including all fixtures, trade fixtures, machinery, equipment, Systems, furniture, furnishings, vehicles and other chattels of the Sellers (including those in possession of suppliers, customers and other third parties);

(x)    all equipment leases covering any asset used by the Sellers, including any remaining equity in existing equipment leases;
(xi)    copies of all books and records related to the Business, including, but not limited to, books of account, ledgers and general, financial and accounting records, internal financial statements, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, research and development files, marketing materials, sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, and any material, research or files relating to the Intellectual Property Assets and the Intellectual Property Agreements (“Books and Records”);
(xii)    to the extent related to any Purchased Asset or any Assumed Liability, all rights to any Proceedings of any nature to the extent related to the Business, whether arising by way of counterclaim or otherwise;
(xiii)    all rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;
(xiv)    to the extent related to a Purchased Asset or an Assumed Liability all insurance benefits, including rights and proceeds, arising from or relating to the Business; and
(xv)    all goodwill and going concern value of the Business and the Purchased Assets.
(b)    The Purchased Assets will include the assets specified in the non-exclusive list of assets of the Business attached hereto as Schedule 1.1(b). All assets specified in such list which, during the period from the date hereof up to the Closing Date, have been, or will be, sold or otherwise withdrawn from the Business in the Ordinary Course of Business and without any breach of any covenant by the Sellers provided for in this Agreement are not sold as part of the Purchased Assets. Assets which have been, or will be, manufactured, acquired or otherwise received by the Sellers in respect of the Business during the period from the date hereon up to the Closing Date as a replacement for, or supplementary to, the assets specified in the assets list are sold under this Agreement as part of the Purchased Assets.
(c)    Subject to Section 6.1(b), without undue delay after the date hereof, the Sellers will endeavor to obtain from the counterparties to the Assigned Contracts the consents required for the transfer from the applicable Seller to the Buyer or its designee and the Buyer will assist Sellers to the extent reasonably requested and to the extent that and as long as any such consent cannot be obtained prior to or after the Closing, the Sellers will, in respect of the external relationships, remain the debtor of the relevant Assumed Liability and will comply with the Buyer´s instructions regarding the exercise of any rights under such Assigned Contracts.
1.2    Assumed Liabilities, Excluded Liabilities and Excluded Assets.

(a)    For purposes of this Agreement “Assumed Liabilities” means only (i) those Liabilities arising from the employment of the Business Employees, but solely to the extent required by applicable Law and subject to Sections 6.5, 7.2(b)(v) and (vi), (ii) payables and other current liabilities solely to the extent included in the final calculation of Working Capital which are not owed to any Affiliates of Sellers or to Jöllenbeck and its Affiliates and arose in the Ordinary Course of Business consistent with past practice and (iii) the obligations of the Sellers under the Assigned Contracts identified on Schedule 1.1(a)(i) to this Agreement, but only to the extent such obligations (A) arise after the Closing Date, (B) do not arise from or relate to any Breach by any Seller of any provision of any of such Assigned Contracts, (C) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a Breach of any of such Assigned Contracts, and (D) are ascertainable (in nature and amount) solely by reference to the express terms of such Assigned Contracts; provided, however, that notwithstanding the foregoing, and notwithstanding anything to the contrary contained in this Agreement, the “Assumed Liabilities” will not include, and the Buyer will not be required to assume or to perform or discharge any of the following (collectively, the “Excluded Liabilities”):
(i)    any Liability of the Stockholders, of Team Roccat, of Winspeed, of First Wise or of Jöllenbeck;
(ii)    any Liability of a Seller arising out of or relating to the execution, delivery or performance of any of the Transaction Agreements, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;
(iii)    any Liability relating to the Transactions, including transaction bonus, brokers fees, legal fees or severance obligations, of the Sellers, the Stockholders or their respective Affiliates;
(iv)    any Liabilities relating to or arising out of the Excluded Assets;
(v)    any Liability of a Seller arising from or relating to any action taken by such Seller, or any failure on the part of such Seller to take any action, at any time before, on or after the Closing Date, in connection with the operation of the Business (it being understood that an obligation incurred in the Ordinary Course of Business to deliver Seller Products after the Closing Date will not be excluded to the extent that the Accounts Receivable relating to such obligation is subtracted from current assets in the calculation of Working Capital);
(vi)    any Liability relating to Team Roccat;
(vii)    any Liabilities arising out of, in respect of or in connection with the failure by Sellers, or any of their respective Affiliates to comply with any Law;
(viii)    any Liability of a Seller arising from or relating to any claim or Proceeding against such Seller;

(ix)    any (A) Liability of a Seller for the payment of any Tax (including, for the avoidance of doubt, any taxes or tax liabilities within the meaning of Sec. 75 of the German General Tax Code (Abgabenordnung - AO)), (B) Liability for Taxes related to the Purchased Assets, the Assumed Liabilities or the Business (including, for the avoidance of doubt, any income, profit or capital gain related tax levied on the Sellers, other Parties to this Agreement or any third-party upon the transfer of the title or the beneficial ownership in or the assignment of the Purchased Assets or the Assumed Liabilities or the Business, which, for the avoidance of doubt, shall not be interpreted to limit the Buyer’s obligation to pay additional amounts to the Sellers pursuant to Section 1.9 hereof) for any taxable period (or portion thereof) ending on or prior to the Closing Date, determined under the principles of Section 6.7(b) hereof, and (C) Liability for Taxes of a Seller that becomes a Liability of Buyer or any of its Affiliates under any transferee or successor liability or otherwise by operation of contract (other than a routine commercial contract the principal object of which is not the allocation of Taxes) or Law;
(x)    any Liability relating to the employment of the Transferring Employees and any Liabilities of a Seller with respect to any present or former employees, officers, directors, retirees, independent contractors or consultants of Sellers, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, pension, workers compensation, severance, retention, termination or other payments (except to the extent such exclusion would violate applicable Law), in each case, relating to any period prior to the Closing Date;
(xi)    any Liabilities of a Seller relating to any period prior to the Closing Date which arise under or in connection with any Benefit Plan of Seller (except to the extent such exclusion would violate applicable Law);
(xii)    any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service;
(xiii)    any Liability arising out of any recall, design defect or similar claims of any products manufactured or sold or any service performed by Sellers;
(xiv)    any Liability of a Seller to Jöllenbeck, the Stockholders or any Related Party;
(xv)    any Indebtedness; and
(xvi)    any other Liability that is not specifically assumed pursuant to this Section 1.2(a).

(b)    The Purchased Assets will not include the following assets (collectively, the “Excluded Assets”):
(i)    any cash or cash equivalents of the Sellers;
(ii)    any bank accounts of the Sellers;
(iii)    any Contracts not listed on Schedule 1.1(a), including those listed on Schedule 1.2(b)(iii), which schedule may be amended by the Buyer in its sole discretion (other than to add Accepted Contracts) at any time prior to Closing (the “Excluded Contracts”);
(iv)    the articles of incorporation, bylaws, or similar organizational documents of the Sellers and any minute books, stock books, books of account or other records having to do with the corporate organization of the Sellers;
(v)    any assets exclusively relating to Team Roccat;
(vi)    the inventory set forth on Schedule 1.2(b)(vi) (“Excluded Inventory”); or
(vii)    all claims and causes of action, whether or not asserted, to the extent not exclusively or primarily related to an Assumed Liability or Purchased Asset.
1.3    Purchase Price. As consideration for the sale of the Purchased Assets to the Buyer, and subject to receipt of the items required to be delivered at Closing pursuant to Section 1.11(b), the Buyer will: (a) pay to the Sellers, by wire transfer or delivery of other immediately available funds the Closing Purchase Price (calculated based on the Estimated Net Working Capital provided by the Sellers) at the Closing and any payments required to be made pursuant to Sections 1.5, 1.6 and 1.7 (the “Contingent Payments”), (b) deliver to Mr. Korte (it being understood that the Sellers are entitled to this payment, but have directed the Buyer to make it to Mr. Korte on their behalf instead), the Stock Consideration (or cash in lieu thereof) as contemplated by Section 1.11(b)(iii) and (c) assume the Assumed Liabilities (collectively, the “Purchase Price”), plus local VAT or Transfer Taxes if applicable by Law and properly charged.
1.4    VAT. If and to the extent that VAT shall apply under applicable Law due to the sale and transfer of Purchased Assets, it shall become payable by the Buyer in addition to the Purchase Price, unless the reverse charge procedure (Leistungsempfänger als Steuerschuldner) will apply. The Buyer shall pay such VAT properly charged to the applicable Seller or, in the case that the reverse charge procedure shall apply, to the applicable Governmental Authority, in each case, within fifteen (15) Business Days after receipt of a proper invoice from the applicable Seller complying with the requirements of VAT Law in the applicable jurisdiction. Should the transfer of the Purchased Assets by the Sellers qualify as transfer of a going concern (Geschäftsveräußerung im Ganzen) being out of scope of VAT, the parties hereto shall seek and cooperate to treat the sale as such and provide each other with all relevant information for that purpose and the applicable Seller will provide the Buyer within twenty (20) Business Days after the Closing Date with all documentation (including calculations) required for an adjustment of input VAT according to Section 15a German VATA. If a VAT amount properly charged and actually payable as a consequence of the consummation of the transactions contemplated by this Agreement turns out to be higher or lower than the amount shown on the relevant invoice issued by the applicable Seller (including if no VAT has been invoiced at all) due to (i) an assessment after Closing of a Governmental Authority in charge of the applicable Seller’s or of the Buyer’s VAT affairs or (ii) for any other reason identified by the parties after Closing, the parties shall make appropriate declarations and filings with the relevant Governmental Authorities, amend any invoices (to the extent required by applicable VAT Laws), provide to the respective other party any requested information and copies of relevant documents and make any required payments to each other and the Governmental Authorities, respectively, in each case without undue delay. In particular, if according to a determination made by a Governmental Authority in charge of the applicable Seller’s VAT affairs decides the VAT payable by the Seller is higher than shown on the relevant invoice (including if no VAT has been invoiced at all), the Buyer shall pay the corresponding shortfall amount properly charged to the applicable Seller within fifteen (15) Business Days after receipt of notification of the shortfall amount and of a corrected invoice which complies with the provisions of the VAT Laws from the applicable Seller, but not earlier than five (5) Business Days before the applicable VAT becomes due (taking into account any extension of the due date granted by the Governmental Authority). If according to a final and unappealable determination made by a Governmental Authority in charge of the applicable Seller’s or Buyer’s VAT affairs decides the VAT payable by the Seller is lower than shown on the relevant invoice (including if no VAT should have been triggered at all), the respective Seller shall repay the corresponding excess amount to the Buyer within fifteen (15) Business Days after receipt of the corresponding final and unappealable Tax assessment notice from the Governmental Authority and provide the Buyer with a corrected invoice which complies with the provisions of the VAT Laws.
1.5    Purchase Price Adjustment.
(a)    At least five (5) Business Days prior to the Closing Date, the Sellers will prepare and deliver to the Buyer a good‑faith estimate of the Closing Purchase Price (the “Estimated Purchase Price”), including, but not limited to, an estimate of the Closing Working Capital (the “Estimated Closing Working Capital”), and the Buyer will have the right to review and approve such estimates (such approval not to be unreasonably withheld).
(b)    As promptly as practicable after the Closing, but in no event later than ninety (90) days after the Closing Date, the Buyer will prepare and deliver to the Sellers Representative a statement (the “Closing Statement”) setting forth the Buyer’s calculation of the Closing Purchase Price, including each of the components thereof, as of 12:01 a.m. Pacific Time on the Closing Date.
(c)    The Estimated Purchase Price and Closing Statement will be prepared, and the Closing Purchase Price will be determined, in accordance with the accounting methods, policies, practices, procedures, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification or presentation or otherwise (including with respect to the nature of accounts, level of reserves or level of accruals) that are set forth in Exhibit C.
(d)    The Buyer will (i) permit Roccat and its Representatives to have reasonable access to the documents (including work papers, schedules, financial statements, memoranda, etc.) pertaining to or used in connection with the preparation of the Closing Statement and the Buyer’s calculation of the Closing Purchase Price and provide Roccat with copies thereof (as reasonably requested by Roccat and subject to the entry into customary confidentiality and non-reliance agreements) and (ii) provide Roccat and its Representatives reasonable access to the Buyer’s employees and advisors. If Roccat disagrees with any part of the Buyer’s calculation of the Closing Purchase Price as set forth on the Closing Statement, Roccat will, within sixty (60) days after the receipt of the Closing Statement, notify the Buyer in writing of such disagreement by setting forth the Sellers Representative’s calculation of the Closing Purchase Price, including each of the components thereof, and describing in reasonable detail the basis for such disagreement (an “Objection Notice”). If an Objection Notice is delivered to the Buyer, then the Buyer and Roccat will negotiate in good faith to resolve their disagreements with respect to the computation of the Closing Purchase Price. In the event that the Buyer and Roccat are unable to resolve all such disagreements within thirty (30) days after the Buyer’s receipt of such Objection Notice, the Buyer and Roccat will submit such remaining disagreements to Ernst & Young, or if Ernst & Young is unavailable, such other valuation firm of national repute reasonably acceptable to the Buyer and Roccat (the “Valuation Firm”).
(e)    The Valuation Firm will make a final and binding determination with respect to the computation of the Closing Purchase Price, including each of the components thereof, to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement and in Exhibit C. The Buyer and Roccat will cooperate with the Valuation Firm during the term of its engagement and will use commercially reasonable efforts to cause the Valuation Firm to resolve all remaining disagreements with respect to the computation of the Closing Purchase Price, including each of the components thereof, as soon as practicable. The Valuation Firm will consider only those items and amounts in the respective calculations of the Closing Purchase Price of the Buyer and Roccat, including each of the components thereof, that are identified as being items and amounts to which the Buyer and Roccat have been unable to agree. In resolving any disputed item, the Valuation Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Valuation Firm’s determination of the Closing Purchase Price, including each of the components thereof, will be based solely on written materials submitted by the Buyer and Roccat (i.e., not on independent review) and on the definitions included herein. The determination of the Valuation Firm will be conclusive and binding upon the parties hereto and will not be subject to appeal or further review.
(f)    The costs and expenses of the Valuation Firm in determining the Closing Purchase Price, including each of the components thereof, will be borne by the Buyer, on the one hand, and the Sellers, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if the Buyer claims the Closing Purchase Price is one thousand euros (€1,000) less than the amount determined by the Sellers, and the Sellers contest only five hundred euros (€500) of the amount claimed by the Buyer, and if the Valuation Firm ultimately resolves the dispute by awarding the Buyer three hundred euros (€300) of the five hundred euros (€500) contested, then the costs and expenses of the Valuation Firm will be allocated sixty percent (60%) (i.e., 300 ÷ 500) to the Sellers, in the aggregate, and forty percent (40%) (i.e., 200 ÷ 500) to the Buyer. Prior to the Valuation Firm’s determination of Closing Purchase Price, (i) the Buyer, on the one hand, and the Sellers, on the other hand, will each pay fifty percent (50%) of any retainer paid to the Valuation Firm and (ii) during the engagement of the Valuation Firm, the Valuation Firm will bill fifty percent (50%) of the total charges to each of the Buyer, on the one hand, and the Sellers, on the other hand. In connection with the Valuation Firm’s determination of Closing Purchase Price, the Valuation Firm will also determine, pursuant to the terms of the first and second sentences of this Section 1.5(f), and taking into account all fees and expenses already paid by each of the Buyer, on the one hand, and the Sellers, on the other hand, as of the date of such determination, the allocation of its fees and expenses between the Buyer and the Sellers, which such determination will be conclusive and binding upon the parties hereto.
(g)    Within five (5) Business Days after the Closing Purchase Price, including each of the components thereof, is finally determined pursuant to this Section 1.5:
(i)    if the Closing Purchase Price as finally determined pursuant to this Section 1.5 is less than the Estimated Purchase Price, then the Buyer and the Sellers will cause the Escrow Agent to: (A) pay to the Buyer a portion of the Adjustment Escrow Amount (the “Buyer Adjustment Amount”) equal to such deficiency (and if the Adjustment Escrow Fund is insufficient, the Buyer may elect (at its sole discretion) to require that the Sellers or Stockholders pay the remainder of such deficiency), have the Sellers cause the Escrow Agent to pay the remainder of such deficiency from the Indemnification Escrow Amount or collect the remainder of such deficiency from the Holdback Amount (or some combination thereof), and (B) pay to the Sellers the amount (if any) by which the amount of the Adjustment Escrow Amount is greater than the Buyer Adjustment Amount; and
(ii)    if the Closing Purchase Price as finally determined pursuant to this Section 1.5 is greater than the Estimated Purchase Price (the amount of such deficiency, the “Seller Adjustment Amount”), then (A) the Buyer will pay to the Sellers the Seller Adjustment Amount, and (B) the Buyer and the Sellers will cause the Escrow Agent to pay to the Sellers the Adjustment Escrow Amount.
All payments to be made pursuant to this Section 1.5 will (x) be treated by all parties for tax purposes as adjustments to the Closing Purchase Price and (y) be made by wire transfer of immediately available funds to the account(s) designated by the Buyer or the Sellers, as applicable.
1.6    Holdback Amount.
(a)    The Closing Purchase Price paid at Closing will reflect a deduction equal to the Holdback Amount as may be increased pursuant to Schedule 1.6. Within 90 days following the first anniversary of the Closing Date, the Buyer will determine the aggregate amounts related to, incurred or paid in connection with or resulting from returns of, and credits related to, Roccat products or merchandise that were sold prior to the Closing (the “Return Expense”) and will provide the Sellers Representative with a written statement setting forth its calculation of the Return Expense (the “Returns Statement”).
(b)    If the Sellers disagrees with any part of the Buyer’s calculation of the Return Expense as set forth in the Returns Statement, Roccat will, within thirty (30) days after the receipt of the Returns Statement with the Sellers Representative, notify the Buyer in writing of such disagreement by setting forth the Sellers’s calculation of the Return Expense, including each of the components thereof, and describing in reasonable detail the basis for such disagreement. In the event that the Buyer and Roccat are unable to resolve all such disagreements within thirty (30) days after the Sellers Representative’s receipt of the Returns Statement, the Buyer and Roccat will submit such remaining disagreements to the Valuation Firm. The Valuation Firm will make a final and binding determination with respect to the computation of the Return Expense, to the extent such amounts are in dispute. The Valuation Firm will consider only those items and amounts in the respective calculations of the Return Expense of the Buyer and Roccat, including each of the components thereof, that are identified as being items and amounts to which the Buyer and Roccat have been unable to agree. In resolving any disputed item, the Valuation Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Valuation Firm’s determination of the Return Expense, including each of the components thereof, will be based solely on written materials submitted by the Buyer and Roccat (i.e., not on independent review) and on the definitions included herein. The determination of the Valuation Firm will be conclusive and binding upon the parties hereto and will not be subject to appeal or further review. The costs and expenses of the Valuation Firm in determining the Return Expense will be borne by the Buyer and the Sellers consistent with the methodology set forth in Section 1.5(f).
(c)    If the final determination of the Return Expense is less than the Holdback Amount, then the Buyer will (i) retain an amount equal to the Return Expense, and (ii) pay to the Sellers the amount (if any) by which the amount of the Holdback Amount is greater than the Return Expense. If the final determination of the Return Expense is greater than the Holdback Amount, then the Buyer will (i) retain the Holdback Amount, and (ii) be entitled to recover any excess from the Indemnification Escrow Amount or by setting off against any Contingent Payments.
1.7    Earn Out Consideration. Following the Closing, the Sellers will be entitled to receive from the Buyer additional amounts based on the occurrence of certain other events as described in this Section 1.7; provided, that, the Sellers intend to distribute those amounts specified in subsections (b) and (c) below to Mr. Korte and accordingly direct the Buyer to make any such payments to Mr. Korte on their behalf in satisfaction of the Buyer’s obligations with respect thereto. For the avoidance of doubt, the amounts set forth in Sections 1.7(a) and (b) are intended to be independent such that the total aggregate amount payable pursuant under the two Sections is €1,500,000.
(a)    If Net Revenue during the twelve-month period ending December 31, 2019 is [**], then the Sellers will be entitled to receive [**], with such amount earned pursuant to this Section 1.7(a) not to exceed €1,000,000 in the aggregate. Any amounts earned pursuant to this Section 1.7(a) will be paid in cash on or prior to March 31, 2020.
(b)    If Net Revenue during the twelve-month period ending December 31, 2019 is [**], then the Sellers will be entitled to receive [**], with such amount earned pursuant to this Section 1.7(b) not to exceed €500,000 in the aggregate. Any amounts earned pursuant to this Section 1.7(b) will be paid on or prior to March 31, 2020 and may be paid at the option of the Buyer in cash or shares of common stock of Parent (calculated using the 10-day volume weighted average price per share of Parent stock immediately prior to the date of issuance).
(c)    If the Net Revenue during the twelve-month period ending December 31, 2020 is [**], then the Sellers will be entitled to receive [**]. Any amounts earned pursuant to this Section 1.7(c) will be paid on or prior to March 31, 2021 and may be paid at the option of the Buyer in cash or shares of common stock of Parent Corporation (calculated using the 10-day volume weighted average price per share of Parent Corporation stock immediately prior to the date of issuance).
(d)    Following the Closing, if during the period ending on the date that is [**] from the Closing Date (the “Positioning Period”), the retail positioning requirements set forth in Exhibit D (the “Positioning Guidelines”) are achieved and maintained (and no actions inconsistent with the Positioning Guidelines are taken by the Sellers, Stockholders or their respective Affiliates) for the duration of such period, then the Sellers will be entitled to receive [**]. Any amounts earned pursuant to this Section 1.7(d) will be paid in cash on or prior the date that is three (3) months following the conclusion of the Positioning Period.
(e)    Following the Closing, if, during the period ending on the date that is [**] from the Closing Date (the “AR Period”), the Buyer is able to collect Past Due Receivables on behalf of the Sellers, then the Sellers will be entitled to receive [**] of any such amounts actually collected by the Buyer, which will be deemed to be in full satisfaction of any such Past Due Receivable; provided, however, that in no event will the amounts paid to the Sellers pursuant to this Section 1.7(e) exceed [**] of the aggregate amounts listed in Exhibit B with respect to the Past Due Receivables. Any amounts earned pursuant to this Section 1.7(e) will be paid in cash on the date that is six (6) months following the conclusion of the AR Period (or if such date is not a Business Day, the following Business Day). Following the Closing, none of the Sellers, Jöllenbeck, Stockholders or their respective Affiliates will (i) transfer, sell, assign, pledge or hypothecate any Past Due Receivable, (ii) collect or seek payment with respect to any Past Due Receivable unless requested by the Buyer, (iii) otherwise exercise any right or remedy with respect to any Past Due Receivable or (iv) fail to forgive in full all Past Due Receivables after the AR Period.
(f)    On or prior to the date that is [**] following the Closing Date, the Buyer shall deliver to Mr. Korte €100,000 worth of shares of Parent (with such number of shares calculated using the 10-day volume weighted average price per share of Parent stock immediately prior to the date of issuance); it being understood that the Sellers are entitled to this payment, but have directed the Seller to make such payment to Mr. Korte on their behalf instead.
(g)    Sellers acknowledge that (i) upon the closing of the transactions contemplated hereby, the Buyer has the right to operate the Purchased Assets and the Business in any way that the Buyer deems appropriate in the Buyer’s sole discretion, (ii) the Buyer has no obligation to operate the Purchased Assets and the Business in order to achieve any amounts set forth in this Section 1.7 or to maximize the amount of payments hereunder, (iii) the Buyer is under no obligation to continue to manufacture any product or product line(s), (iv) the amounts contemplated by this Section 1.7 are speculative and subject to numerous factors outside the control of the Buyer, (v) there is no assurance that Seller will receive any such amounts and Buyer has not promised nor projected such amounts, (vi) the Buyer owes no fiduciary duty or express or implied duty to the Sellers, including an implied duty of good faith and fair dealing, and (vii) the parties solely intend the express provisions of this Agreement to govern their contractual relationship and Sellers hereby waive any fiduciary duty or express or implied duty of the Buyer to the Sellers, including an implied duty of good faith and fair dealing; provided, that, the Buyer will not take any action in bad faith for the sole purpose of reducing the amount of its payment obligations under this Section 1.7.
1.8    Sales Taxes; Transfer Taxes. The Buyer will bear and pay any Transfer Taxes (other than VAT described in Section 1.4 hereof) that may become payable in connection with the sale of the Purchased Assets to the Buyer or its designated affiliates or in connection with any of the other Transactions. Each party shall use reasonable efforts to avail itself of any available exemptions from any such Taxes, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions.
1.9    Withholding. The Buyer will pay the Purchase Price free and clear of all withholding Taxes unless the Buyer is required to deduct and withhold under any provision of any Laws, in which case Buyer will gross up Seller for any such withholding Taxes. Each party shall use reasonable efforts to avail itself of any available exemptions from any such Taxes, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions and/or to mitigate, reduce or eliminate any withholding Tax required to be withheld by the Buyer.
1.10    Allocation. During the Interim Period and prior to Closing, the Buyer will propose an allocation of the consideration referred to in this Section 1 amongst the Sellers and the Purchased Assets for Tax purposes consistent with the principles in Exhibit E hereto and will deliver such proposed allocation to the Sellers Representative. The proposed final allocation will be subject to the review and comment of the Sellers Representative, and the Buyer will consider any comments of Seller Representative to the extent such comments are consistent with this Agreement and the principles in Exhibit E hereto. Any disputes among the parties regarding the allocation shall be resolved in accordance with the principles and procedures set forth in Section 1.5 hereof. Such allocation will be deemed final after approval by the Sellers, which approval will not be unreasonably withheld or delayed, or resolution pursuant to the dispute resolution procedures set forth in Section 1.5 hereof (the “Allocation”) and will be conclusive and binding upon the parties, and no Seller will file any Tax Return or other document with, or make any statement or declaration to, any Governmental Authority that is inconsistent with such Allocation unless otherwise required by applicable Law. The Allocation shall be adjusted by the parties accordingly to the extent necessary as adjustments to the Purchase Price are made pursuant to this Agreement. In the event that the Allocation is disputed by any Governmental Authority, the party receiving notice of such dispute will promptly notify the other parties hereto concerning the existence and resolution of such dispute.
1.11    Closing.
(a)    Closing Date. The closing of the Transactions (the “Closing”) will take place through the electronic transmission of signature pages and other required deliveries at 10:00 a.m. Eastern Standard time on the fifth Business Day following full satisfaction or due waiver of all of the closing conditions set forth in Section 8 (other than those to be satisfied at the Closing) or on such other date as is mutually agreed to in writing by the Buyer, the Sellers, and the Stockholders. For purposes of this Agreement, the “Closing Date” means the time and date as of which the Closing takes place.
(b)    Deliverables by Buyer. Subject to fulfillment or waiver of the conditions set forth in Section 8, at or prior to the Closing, the Buyer will deliver (or cause to be delivered) to the Sellers Representative originals, or copies if specified, of the following agreements, documents and other items:
(i)    such bills of sale, endorsements, assignments, assumptions, and other documents as may be necessary or appropriate to assign, convey, transfer and deliver to the Buyer or the Buyer’s assignees good and valid title to the Purchased Assets free of any Encumbrances other than those imposed by the Buyer, including, without limitation, Intellectual Property Assignments, lease assignments and local transfer documents in the forms attached as Exhibit F (the “Transfer Documents”) properly executed (if necessary) by the Buyer;
(ii)    the Closing Purchase Price by wire transfer of immediately available funds to the accounts of the Sellers designated by the Sellers Representative at least five (5) Business Days prior to Closing in accordance with the Allocation;
(iii)    the Stock Consideration or, at the Buyer’s option, €800,000 in cash in lieu thereof to such accounts as may be designated by Mr. Korte at least five (5) Business Days prior to Closing;
(iv)    the Buyer will repay, or cause to be repaid, on behalf of the Sellers and their respective subsidiaries, all amounts necessary to discharge fully the then‑outstanding balance of all Indebtedness identified on Schedule 1.11(b)(iv) by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness;
(v)    the Transition Services Agreement executed by the Buyer;
(vi)    the Escrow Agreement executed by the Buyer and the Escrow Agent;
(vii)    the Adjustment Escrow Amount to the Escrow Agent for deposit into an escrow account established pursuant to the terms of the Escrow Agreement (the “Escrow Account”);
(viii)    the Indemnification Escrow Amount to the Escrow Agent for deposit into the Escrow Account;
(ix)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Buyer approving the Transactions and that all such resolutions are in full force and effect; and
(x)    a certificate signed by an officer of the Buyer certifying that the conditions specified in Section 8.2 have been satisfied.
(c)    Deliveries by Sellers and Stockholders. Subject to fulfillment or waiver of the conditions set forth in Section 8, at or prior to the Closing, the Sellers and Stockholders will deliver (or cause to be delivered) to the Buyer originals or copies, if specified, of the following:
(i)    evidence of the Internal Asset Transfer and copies of all executed documents related thereto;
(ii)    evidence of the Winspeed IP Transfer and copies of all executed documents related thereto;
(iii)    properly executed Transfer Documents;
(iv)    the Transition Services Agreement executed by the Sellers, Jöllenbeck, First Wise, and Winspeed;
(v)    the Escrow Agreement executed by Roccat;
(vi)    the Korte Employment Agreement executed by Mr. Korte;
(vii)    from each Seller that is a “U.S. person” within the meaning of Section 7701(a)(30) of the Code, an IRS Form W-9 and a properly executed statement for purposes of satisfying the Buyer’s obligations under Treasury Regulation Section 1.1445-2(b)(2) and/or Section 1446(f), if applicable, in the form and substance satisfactory to the Buyer, dated as of the Closing Date;
(viii)    a properly executed IRS Form W-8 from each Seller that is not a “U.S. person” within the meaning of Section 7701(a)(30);
(ix)    the Inventory ready to be transferred in the manner contemplated by, and to the locations set forth in, the Transition Services Agreement or as otherwise specified in writing by the Buyer;
(x)    such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement;
(xi)    true and complete copies of all resolutions adopted by the Stockholders approving the Transactions;
(xii)    a certificate signed by an officer of each Seller certifying that the conditions specified in Section 8.1 have been satisfied;
(xiii)    a shareholders resolution of Roccat in the notarial form confirming the conclusion of this agreement;
(xiv)    evidence that the Sellers have used commercially reasonable efforts to implement the GDPR compliance plan attached as Schedule 1.11(c)(xiv);
(xv)    a true and correct listing of each action, filing, and payment that must be taken or made on or before the date that is ninety (90) days after the date hereof in order to maintain each applicable item of Registered IP in full force and effect; and
(xvi)    the unaudited entity level financial statements of the Sellers as of February 28, 2019.
2.    Representations and Warranties of the Sellers. Each of the Sellers represents and warrants, to and for the benefit of the Buyer Indemnitees, that the statements in this Section 2 are true and correct as of the date of this Agreement and as of the Closing Date, except as set forth in the schedules accompanying this Section 2 (each, a “Schedule” and, collectively, the “Disclosure Schedules”). Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.
2.1    Due Organization; Capitalization.
(a)    Roccat is a corporation duly organized, validly existing and in good standing under the laws of Germany. Roccat is duly qualified or licensed to transact business and is in good standing as a foreign company in each jurisdiction where the character of its activities requires such qualification, except where the failure to be so qualified, individually or in the aggregate, is not reasonably likely to have an adverse effect on the Business or Purchased Assets.
(b)    Each of RST, RAP and RUS (collectively, the “Roccat Subsidiaries”) is a duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Each of the Roccat Subsidiaries is duly qualified or licensed to transact business and is in good standing as a foreign company or as a company with foreign investment, as applicable, in each jurisdiction where the character of its activities requires such qualification, except where the failure to be so qualified, individually or in the aggregate, is not reasonably likely to have an adverse effect on the Business or Purchased Assets.
2.2    Authority. Each Seller has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which a Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and any Ancillary Document to which such Seller is a party, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of such Seller. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms. When each Ancillary Document to which a Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms.
2.3    Non‑Contravention; Consents. Except as set forth on Schedule 2.3, neither the execution and delivery of any of the Transaction Agreements by the Sellers, nor the consummation or performance of any of the Transactions by the Sellers, will directly or indirectly (with or without notice or lapse of time):
(a)    conflict with any provision of the charter, certificate of incorporation, by-laws or other organizational documents of a Seller;
(b)    contravene, conflict with or result in a violation of, or give any Governmental Authority or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which a Seller or any of the Purchased Assets, is subject; or
(c)    except for any statutory rights under section 613a German Civil Code, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which a Seller is a party or by which a Seller or the Business is bound or to which any of the Purchased Assets are subject; or
(d)    result in the creation or imposition of any Encumbrance on the Purchased Assets.
No consent, approval, Permit, Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to a Seller in connection with the execution and delivery of this Agreement or any of the Ancillary Documents and the consummation of any of the Transactions. There is no Proceeding that has been commenced against any of the Sellers that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions and to the Sellers Knowledge, no such Proceeding has been threatened.
2.4    Title to Assets; Sufficiency.
(a)    The Sellers own, and have good and valid title to, all of the Purchased Assets (other than assets that are the subject of the Internal Asset Transfer and the Winspeed IP Transfer prior to the transfer contemplated thereby) free and clear of any Encumbrances other than Permitted Encumbrances. Schedule 2.4(a) identifies all of the Purchased Assets that are being leased or licensed to the Sellers, if any, except for the Intellectual Property, which are separately described in Section 2.11 and the corresponding Disclosure Schedules.
(b)    Other than the Contracts set forth on Schedule 1.2(b)(iii) and the Excluded Inventory, the Purchased Assets, taken together with the services provided under the Transition Services Agreement, will collectively constitute, as of the Closing Date, all of the properties, rights, interests and other tangible and intangible assets necessary to enable the Buyer to conduct its business in the manner in which the Business is currently being conducted. The Purchased Assets do not consist of any real property or any interest in real property. None of the Excluded Assets are material to the Business.
2.5    Financial Statements. The Sellers have delivered to the Buyer the unaudited, pro forma consolidated balance sheets of the Sellers as of May 31, 2018, 2017 and 2016, and the related pro forma, unaudited statements of profits and losses of the balance sheet of the Business as of December 31st, 2018 (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements are accurate and complete in all respects, and present fairly the financial position of the Sellers as of the date thereof and the results of operations. The Financial Statements have been prepared in accordance with German GAAP (Bilanzrechtsmodernisierungsgesetz – BilMoG), U.S. GAAP or Taiwanese GAAP standards, as applicable, applied on a consistent basis throughout the period covered.
2.6    Solvency. No Seller is now Insolvent and no Seller will be rendered Insolvent by any of the Transactions. No Seller has, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admitted in writing its inability to pay its debts as they become due, or (v) taken or been the subject of any action that may have an adverse effect on its ability to comply with or perform any of its covenants or obligations under any of the Transaction Agreements.
2.7    Accounts Receivable. The accounts or notes receivable held by Sellers related to the Business, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”): (a) have arisen from bona fide transactions entered into by Sellers involving the sale of goods or the rendering of services in the Ordinary Course of Business consistent with past practice; (b) constitute only valid, undisputed claims of a Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business consistent with past practice; and (c) are collectible in full within 90 days after billing.
2.8    Inventory. All inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories related to the Business (“Inventory”) consist of a quality and quantity usable and salable in the Ordinary Course of Business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established (consistent with Exhibit G). All Inventory is free and clear of all Encumbrances, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Business.
2.9    Absence Of Changes. Since December 31, 2018:
(a)    there has not been any adverse change in, and no event has occurred that could reasonably be expected to have a material adverse effect on, the condition, assets, liabilities, operations, financial performance, or net income of the Sellers or the Business;
(b)    the Sellers have not taken any action that would have required the consent of the Buyer if taken during the Interim Period; and
(c)    the Seller has not agreed, committed or offered (in writing or otherwise) to take any of the actions referred to above.
2.10    Employees; Benefit Plans.
(a)    Schedule 2.10(a) contains a list of all persons who are employees of the Business (“Business Employees”) as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the statutorily required and fringe benefits provided to each such individual as of the date hereof. All compensation, including wages, commissions, bonuses, stock option or grant, other compensation, social insurances and pension, contributable for and/or payable to all Business Employees for services performed, except for bonuses, commissions and other compensation with an assessment period which has not ended on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Sellers with respect to any compensation, commissions or bonuses.
(b)    Sellers are not, and have never been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and Sellers have not been approached by, had contact with, or negotiated with any Union representing or purporting to represent any Business Employee, and, to the Sellers Knowledge, no Union or group of Business Employees is seeking or has sought to organize Business Employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Business or any Business Employees.
(c)    Sellers are and have been in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to Business Employees, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, break periods, privacy, health and safety, workers compensation, leaves of absence, paid sick leave, unemployment insurance, labor insurance, required health insurance and pension contribution. All individuals characterized and treated by Sellers as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. There are no Proceedings against a Seller pending, or to the Sellers Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former Business Employee or applicant of the Business, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers compensation, leaves of absence, paid sick leave, unemployment insurance, labor insurance, required health insurance, pension contribution or any other employment related matter arising under applicable Laws.
(d)    Schedule 2.10(d) contains a true and complete list of each pension, benefit, labor insurance, required health insurance, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, which is or has been maintained, sponsored, contributed to, or required to be contributed to by a Seller for the benefit of any Business Employee, officer or director of the Business or any spouse or dependent of such individual, or under which a Seller has or may have any Liability, or with respect to which the Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (each, a “Benefit Plan”).
(e)    With respect to each Benefit Plan, Sellers have made available to the Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) actuarial valuations and reports related to any Benefit Plans with respect to the most recently completed plan years; and (vi) copies of material notices, letters or other correspondence from any Governmental Authority relating to a Benefit Plan.
(f)    Each Benefit Plan and any related trust has been established, administered and maintained in accordance with its terms and in compliance with all applicable Law. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with IFRS.
(g)    There is no pending or, to Sellers Knowledge, threatened Proceeding relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.
(h)    There has been no amendment to, announcement by a Seller or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any Business Employee, director, consultant or independent contractor of the Business, as applicable. Neither Sellers nor any of their Affiliates has any commitment or obligation or has made any representations to any Business Employee, director or officer, of the Business, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.
(i)    Neither the execution of this Agreement nor any of the Transactions will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any Business Employee, director or officer of the Business to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; or (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan.
2.11    Intellectual Property.
(a)    Products and Services. Schedule 2.11(a) accurately identifies and describes each Seller Product designed, developed, manufactured, marketed, distributed, provided, licensed, or sold as of the date of this Agreement.
(b)    Seller Owned IP. Schedule 2.11(b)(i) accurately identifies: (A) each item of Registered IP; (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (C) any other Person that has an ownership interest (if any) in such item of Registered IP and the nature of such ownership interest. Schedule 2.11(b)(ii) accurately identified each item of unregistered Intellectual Property material to the operation of the Business. The Sellers have made available to the Buyer complete and accurate copies of all applications, correspondence with any Governmental Authority, and other material documents related to each such item of Registered IP, and at the Buyer’s request, the Sellers will cooperate in good faith to facilitate such transfer of documents.
(c)    Inbound Licenses. Schedule 2.11(c) accurately identifies: (i) each Contract pursuant to which any Intellectual Property is or has been licensed, sold, assigned, or otherwise conveyed or provided to a Seller (other than (A) inventions assignments and similar agreements between a Seller and its employees on such Seller’s standard form thereof (copies of which have been provided to Buyer), and (B) non-exclusive “shrink wrap,” or “click wrap” or similar generally commercially available end user licenses on standard terms to third-party software for the Seller’s internal use, that is not customized, incorporated into, or used in the development, manufacturing, testing, distribution, maintenance, or support of, any Seller Product and that is not otherwise material to such the Business that in each case, have incurred total license or other fees of less than $50,000 (such licenses in (B) collectively, “Off-the-Shelf Licenses”)); and (ii) whether the licenses or rights granted to the applicable Seller(s) in each such Contract are exclusive or non-exclusive.
(d)    Outbound Licenses. Other than the license for the use of the name “ROCCAT” from Roccat to Roccat Studio Games, which will be terminated prior to Closing, and for the use of the trademarks “ROCCAT” and “BinBao” from Roccat to Winspeed as a supplier for the use with further suppliers and as a distributor pursuant to a Contract that is terminable by Roccat at any time without payment or other consideration due, there exists no Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Seller IP, neither exclusive nor non-exclusive.
(e)    The Contracts set forth on Schedule 2.11(c) and Schedule 2.11(d), together with the employee agreements described in Section 2.11(c)(i)(A) and the Off-the-Shelf Licenses are collectively referred to as the “Business IP Agreements.” Each Business IP Agreement is valid and binding on the applicable Seller in accordance with its terms and is in full force and effect. The applicable Seller is not, and to the Sellers Knowledge, no other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Business IP Agreement. To the Sellers Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Business IP Agreement or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Except for the Business IP Agreements, none of the Sellers are bound by, and no Seller IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Sellers to use, exploit, assert, or enforce any Seller IP anywhere in the world.
(f)    Royalty Obligations. Schedule 2.11(f) contains a complete and accurate list and summary of all royalties, fees, commissions, and other amounts that may be payable by the Sellers (irrespective of whether or not the Sellers have paid, is paying or intends to pay such amounts) to any other Person (other than sales commissions paid to employees according to each Seller’s standard commissions plan) upon or for the manufacture, sale, or distribution of any Seller Product or the use of any Seller IP. For the avoidance of doubt, Schedule 2.11(f) does not require the disclosure of any commissions payable for distribution services by the Sellers to the extent that such agreement does not provide for the payment of any commissions or royalties with respect to any Intellectual Property.
(g)    Ownership Free and Clear. Except for the Seller Owned IP, none of the Sellers own any Intellectual Property necessary to carry out the Business. Except for the Excluded Assets and the Seller Owned IP, none of the Sellers own any Intellectual Property related to the Business. The Sellers solely and exclusively own all right, title (including, with respect to the Registered IP, record title), and interest to and in all of the Seller Owned IP free and clear of any Encumbrances (other than licenses and rights granted pursuant to the Contracts identified in Schedule 2.11(d)), and have a valid right to use all other Seller IP. Each of the Sellers has taken reasonable and necessary steps to protect and maintain the proprietary nature of each item of Seller Owned IP. Without limiting the generality of any of the foregoing:
(i)    Employees and Contractors. Each Person who is or was an employee or contractor of the Sellers and who is or was involved in the creation or development of any Seller Product or Seller IP has signed a valid, enforceable agreement containing an assignment of Intellectual Property pertaining to such Seller Product or Seller IP to the Seller and confidentiality provisions protecting the Seller IP. No current or former Affiliate, stockholder, member, officer, director, or employee of a Seller has any claim, right (whether or not currently exercisable), or interest to or in any Seller IP or owns or licenses any Intellectual Property that constitutes or that is used in, needed for the conduct of or material to, or that otherwise relates to the Business of the Sellers as presently conducted or as proposed to be conducted. No Business Employee is (a) bound by or otherwise subject to any Contract restricting such Business Employee from performing his/her duties for such Seller or (b) in breach of any Contract with any former employer or other Person concerning Intellectual Property or confidentiality due to his/her activities as an employee of such Seller.
(ii)    Government Rights. No funding, facilities, or personnel of any Governmental Authority or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Seller IP.
(iii)    Protection of Proprietary Information. The Sellers have taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all of the Trade Secrets included in the Seller Owned IP (and the Trade Secrets of any other Person to whom the applicable Seller has an obligation to maintain the Trade Secrets of such Person as confidential), including any such confidential and proprietary information pertaining to the Sellers, the Business, or any Seller Product.
(iv)    Past IP Dispositions. Except as set forth on Schedule 2.11(g)(iv), no Seller has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, and Intellectual Property to any other Person.
(h)    Valid and Enforceable. All Seller Owned IP, and to the Sellers Knowledge, all other Seller IP, is valid, subsisting, and enforceable. Without limiting the generality of the foregoing:
(i)    Misuse and Inequitable Conduct. No Seller has engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Seller IP (including any that is Registered IP).
(ii)    Trademarks. To the Sellers Knowledge, no Trademark owned, used, or applied for by any of the Sellers infringes, conflicts or interferes with any Trademark owned, used, or applied for by any other Person within Europe, the US, and Asia, and to the Sellers Knowledge, any Trademark owned, used, or applied for by any other Person outside of Europe, the US, and Asia. No event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any Trademark (whether registered or unregistered) owned, used, or applied for by the Sellers.
(iii)    Legal Requirements and Deadlines. To the Sellers Knowledge, each item of Registered IP is and at all times has been in compliance with all Laws and all filings, payments, and other actions required to be made or taken to maintain such item of Seller Owned IP in full force and effect have been made by the applicable deadline. No application for any Registered IP filed by or on behalf of a Seller has been abandoned, allowed to lapse, or rejected (other than a rejection of claims in a patent application pursuant to an Office Action issued by the United States Patent & Trademark Office (or foreign equivalent) in the normal course of prosecution of such patent application).
(iv)    Interference Proceedings and Similar Claims. No interference, opposition, reissue, reexamination, or other Proceeding is or has been pending or, to the Sellers Knowledge, threatened, in which the scope, validity, or enforceability of any Seller IP is being, has been or could reasonably be expected to be contested or challenged. To the Sellers Knowledge, there is no basis for a claim that any Seller IP is invalid or unenforceable, other than those raised in office actions or similar documents issued by the U.S. Patent and Trademark Office (or foreign equivalent) in the normal course of prosecution of the applicable Registered IP.
(i)    Third-Party Infringement of Seller IP. To the Sellers Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Seller IP. Schedule 2.11(i) accurately identifies (and the Sellers have provided to the Buyer a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Sellers or any representative of the Sellers regarding any actual, alleged, or suspected infringement or misappropriation of any Seller IP, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.
(j)    Effects of This Transaction. The Seller IP owned or used by any of the Sellers immediately prior to the Closing will be owned or available for use (as applicable) by the Buyer on identical terms and conditions immediately after the Closing. Neither the execution, delivery, or performance of this Agreement (or any of the Ancillary Documents) nor the consummation of any of the transactions contemplated by this Agreement (or any of the Ancillary Documents) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Encumbrance on, any Seller IP; (ii) the release, disclosure, or delivery of any Seller IP by or to any escrow agent or other Person; or (iii) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Seller IP. The Seller Owned IP together with the Intellectual Property licensed by Sellers under the Business IP Agreements set forth in Schedule 2.11(c) constitute all Intellectual Property used in or necessary for the conduct of the Business as currently conducted and proposed to be conducted.
(k)    No Infringement of Third-Party IP Rights. To the Sellers Knowledge, no Seller has ever infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property of any other Person or engaged in unfair competition. To the Sellers Knowledge, no Seller Product, and no method or process used in the manufacturing of any Seller Product, infringes, violates, or makes unlawful use of any Intellectual Property of, or contains any Intellectual Property misappropriated from, any other Person. To the Sellers Knowledge there is no legitimate basis for a claim that a Seller or any Seller Product has infringed or misappropriated any Intellectual Property of another Person or engaged in unfair competition or that any Seller Product, or any method or process used in the manufacturing of any Seller Product, infringes, violates, or makes unlawful use of any Intellectual Property of, or contains any Intellectual Property misappropriated from, any other Person. Without limiting the generality of the foregoing:
(i)    Infringement Claims. No infringement, misappropriation, or similar claim or Proceeding is pending or, to Sellers Knowledge, threatened against the Sellers or against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by the Sellers with respect to such claim or Proceeding. No Seller has ever received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation by such Seller, any of its directors, employees or agents, or any Seller Product of any Intellectual Property of another Person, including any letter or other communication suggesting or offering that such Seller obtain a license to any Intellectual Property of another Person.
(ii)    Other Infringement Liability. The Sellers are not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential intellectual property infringement, misappropriation, or similar claim (other than indemnification provisions in standard forms of Contracts of Seller previously provided to the Buyer).
(iii)    Infringement Claims Affecting Inbound IP. To the Sellers Knowledge, no claim or Proceeding involving any Intellectual Property licensed to the Sellers is pending or has been threatened, except for any such claim or Proceeding that, if adversely determined, would not adversely affect (a) the use or exploitation of such Intellectual Property by any of the Sellers, or (b) the design, development, manufacturing, marketing, distribution, provision, licensing or sale of any Seller Product.
(l)    Bugs. None of the software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed, or sold by the Seller (including any software that is part of, is distributed with, or is used in the design, development, manufacturing, production, distribution, testing, maintenance, or support of any Seller Product, but excluding any third-party software that is licensed pursuant to any Off-the-Shelf License) (collectively, “Seller Software”) (i) contains any bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of date data) that materially and adversely affects the use, functionality, or performance of such Seller Software or any product or system containing or used in conjunction with such Seller Software; or (ii) fails to comply in any material respect with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Seller Software or the Sellers have provided to the Buyer a complete and accurate list of all known bugs, defects, and errors in each version of the Seller Software.
(m)    Harmful Code. No Seller Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.
(n)    Seller Software; Source Code. All Seller Software, and software pursuant to Off-the-Shelf Licenses used by any of the Sellers is properly licensed and is not a “bootleg” version or copy. To the Sellers Knowledge, the Seller Software and other information technology used to operate the Business: (A) are in satisfactory working order and are scalable to meet current and reasonably anticipated capacity; (B) have appropriate security, back-ups, disaster recovery arrangements, and hardware and software support and maintenance to minimize the risk of material error, breakdown, failure, or security breach occurring and to ensure if such event does occur it does not cause a material disruption to the operation of the Business; and (C) have not suffered any material error, breakdown, failure, or security breach in the last twenty-four (24) months that has caused disruption or damage to the operation of the Business or that was potentially reportable to any Governmental Authority.
(o)    Source Code.
(i)    No source code for any Seller Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of a Seller. No Seller has a duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Seller Software to any escrow agent or other Person. To the Sellers Knowledge no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the source code for any Seller Software to any other Person.
(ii)    To the Sellers Knowledge, Schedule 2.11(o)(ii) accurately identifies and describes (A) each item of Open Source Code that is contained in, distributed with, or used in the development of the Seller Products or from which any part of any Seller Product is derived, (B) the applicable license terms for each such item of Open Source Code, and (C) the Seller Product or Seller Products to which each such item of Open Source Code relates.
(iii)    No Seller Product contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that: (A) impose or could impose a requirement or condition that any Seller Product or part thereof (I) be disclosed or distributed in source code form, (II) be licensed for the purpose of making modifications or derivative works, or (III) be redistributable at no charge; or (B) otherwise impose or could impose any material limitation, restriction, or condition on the right or ability of the Sellers to use or distribute any Seller Product.
2.12    Tax Matters.
(a)    The Sellers have timely filed all Tax Returns required to be filed under applicable Laws related to the Purchased Assets and the Business. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All Taxes owing by the Sellers with respect to the Purchased Assets and the Business, whether or not shown on any Tax Return, have been timely paid in accordance with applicable Law. No Seller is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been received by a Seller from a Governmental Authority in a jurisdiction where such Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the Purchased Assets.
(b)    Each Seller has timely withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid to any Business Employee, creditor, stockholder, or other third party and has timely complied with all information reporting requirements in respect thereof.
(c)    None of the Assumed Liabilities is a Contract or other obligation that will, or could reasonably be expected to, give rise directly or indirectly to payment of any amount that would not be deductible pursuant to Section 280G of the Code. No representation or covenant made pursuant to this Section 2.12(c) is intended to guarantee the existence of any Tax attribute of the Purchased Assets or the Business for any taxable period (or portion thereof) beginning after the Closing Date, as determined pursuant to Section 6.7(b) hereof.
(d)    No Seller has been a member of any affiliated group filing a consolidated U.S. federal income Tax Return (or comparable state, local or non-U.S. consolidated, joint or unitary state income Tax Return). Neither the Sellers nor the Stockholder has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502 – 6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract or otherwise. None of the Purchased Assets of a Seller that is a “foreign person” (within the meaning of Section 1.1445-2(b)(2) of the Treasury Regulations) constitutes a “United States real property interest” within the meaning of Section 897(c) of the Code or an interest in a partnership conducting a trade or business within the United States.
(e)    There are no agreements or consents currently in effect for the waiver of any statute of limitations or extension of time with respect to an assessment or collection of any material Taxes related to the Purchased Assets or the Business, other than an extension arising out of an extension of the due date for filing a Tax Return.
(f)    There are no examinations, audits, actions, proceedings, investigations, disputes, assessments or claims pending regarding Taxes of the Business or the Purchased Assets that would reasonably be expected to result in a material increase in Taxes with respect to the Business or the Purchased Assets for any taxable period ending after the Closing Date.
2.13    Material Contracts.
(a)    Schedule 2.13(a) identifies each Contract to which a Seller is party or by which the Purchased Assets are or may become bound, that is related to the Business and:
(i)    that requires a payment by any party in excess of, or a series of payments that in the aggregate exceed, $50,000 per annum;
(ii)    pursuant to which any Seller has made or will be required to make loans or advances, or has or will have incurred Indebtedness, in an amount equal to or greater than $50,000 or has become a guarantor or surety or pledged its credit for or otherwise become responsible with respect to any undertaking of another Person;
(iii)    that limits, in any material respect, the ability of any of the Sellers or any of their Affiliates to engage in any line of business or compete with any Person or in any area;
(iv)    that has as a counterparty any Governmental Authority;
(v)    that is a lease of real property;
(vi)    that is a lease or similar Contract relating to any tangible personal property owned by any third party involving payment of more than $50,000 per annum (unless terminable without payment, other Liability, forfeit or transfer upon no more than sixty (60) days’ notice);
(vii)    that contains outstanding obligations relating to the settlement of any Proceeding;
(viii)    that is with a Related Party (other than any such Contract that is an employment agreement previously provided to the Buyer or is for compensation in the Ordinary Course of Business to such Person);
(ix)    that cannot be terminated (including by the Buyer after the Closing) without the incurrence of any payment, other Liability, forfeit or transfer, within thirty (30) days of the date of notice of termination;
(x)    that binds any party to any exclusive business arrangements, including any sole source agreements;
(xi)    that was not entered into in the Ordinary Course of Business;
(xii)    that is necessary to the operation of the Business or that is otherwise material to the Business; or
(xiii)    that is related to Benefit Plans.
(b)    The Sellers have delivered to the Buyer accurate and complete copies of all such Contracts identified in Schedule 2.13(a), including all amendments thereto, but excluding any Contracts with consultants of the Sellers, which such Contracts shall be deemed Excluded Contracts. Each such Contract is in full force and effect and constitutes a legal, valid and binding obligation of the applicable Seller and, to the Sellers Knowledge, each other party thereto, and is enforceable against the applicable Seller and, to the Sellers Knowledge, each such other party, in accordance with its terms.
(c)    Except as set forth in Schedule 2.13(c): (i) no Seller has violated or breached, or declared or committed any default under, any Contract required to be identified in Schedule 2.13(a), and, to Sellers Knowledge, no other Person has violated or breached, or declared or committed any default under, any such Contract; (ii) to the Sellers Knowledge, no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any such Contract, (B) give any Person the right to declare a default or exercise any remedy under any such Contract, (C) give any Person the right to accelerate the maturity or performance of any such Contract, or (D) give any Person the right to cancel, terminate or modify any such Contract; (iii) no Seller has received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or breach of, or default under, any such Contract; and (iv) no Seller has waived any right under any such Contract. No Seller has guaranteed or otherwise agreed to cause, insure or become liable for, and no Seller has never pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person. The performance by the Sellers of the Contracts required to be identified in Schedule 2.13(a) have not resulted in any violation of or failure to comply with any Law. No Person is renegotiating, or has the right to renegotiate, any amount paid or payable to a Seller pursuant to any Contracts required to be identified in Schedule 2.13(a). To the Sellers Knowledge, no party to a Contract required to be identified in Schedule 2.13(a) could reasonably be expected to object to (X) the assignment to the Buyer of any right under such Contract or (Y) the delegation to or performance by the Buyer of any obligation under such Contract.
2.14    Sale of Products. Except as set forth in Schedule 2.14, no product manufactured or sold by the Sellers has been the subject of any recall or other similar action or any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service; and, to the Sellers Knowledge, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) give rise to or serve as a basis for any such recall or other similar action relating to any such product.
2.15    Customers and Suppliers.
(a)    Schedule 2.15(a) sets forth with respect to the Business (i) each customer who has paid aggregate consideration to the Sellers, in the aggregated, for goods or services rendered in an amount greater than or equal to €500,000 in the most recent fiscal year (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. No Seller has received any notice, and has no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.
(b)    Schedule 2.15(b) sets forth with respect to the Business (i) each supplier to whom the Sellers, in the aggregate, have paid consideration for goods or services rendered in an amount greater than or equal to €500,000 in most recent fiscal year (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. No Seller has received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.
2.16    Compliance with Laws; Permits. Each Seller has complied, and is now complying, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets. Schedule 2.16 identifies each Permit that is held by a Seller. The Sellers have delivered to the Buyer accurate and complete copies of all of the Permits identified in Schedule 2.16, including all renewals thereof and all amendments thereto. Each Permit identified or required to be identified in Schedule 2.16 is valid and in full force and effect. Each Seller is and has at all times been in full compliance with all of the terms and requirements of each Permit applicable to such Seller and identified or required to be identified in Schedule 2.16. To the Sellers Knowledge, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) (a) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Permit identified or required to be identified in Schedule 2.16, or (b) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any Permit identified or required to be identified in Schedule 2.16. The Permits identified in Schedule 2.16 constitute all of the Permits necessary (x) to enable the Sellers to operate the Business in the manner in which the Business is currently being conducted and in the manner in which such Business is proposed to be conducted, and (y) to permit the Sellers to own and use their assets in the manner in which they are currently owned and used and in the manner in which they are proposed to be owned and used. The Sellers have delivered to the Buyer an accurate and complete copy of each report, study, survey or other document to which any of the Sellers has access that addresses or otherwise relates to the compliance of the Sellers with, or the applicability to the Sellers of, any Law. To Sellers Knowledge, no Governmental Authority has proposed or is considering any Law that, if adopted or otherwise put into effect, (i) may have an adverse effect on the business, condition, assets, liabilities, operations, financial performance, net income or prospects of the Sellers or on the ability of the Sellers to comply with or perform any covenant or obligation under any of the Transaction Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.
2.17    Environmental and Safety Laws. No Seller is in violation of or has violated any applicable Law relating to the environment or occupational health and safety, and no material expenditures are or will be required in order to comply with any such Law.
2.18    Data Privacy and Information Security.
(a)    In connection with the collection, storage, transfer (including, without limitation, any transfer across national borders), disclosure, and/or use of any information that identifies or is reasonably likely to identify an individual, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), the Sellers are and have been in compliance with all Laws, the requirements of any contract or other agreements to which a Seller is a party, and all applicable industry or self-regulatory standards which a Seller has agreed to comply with or otherwise represents that it complies.
(b)    Each Seller has implemented and maintains commercially reasonable physical, technical, organizational and administrative security measures and policies to protect the confidentiality, availability, and integrity of all Personal Information, such Seller’s systems, and other confidential or sensitive information. Each Seller has ensured that any individual or Entity performing services for such Seller has implemented and maintained reasonable and appropriate physical, technical, organizational, and administrative security measures to preserve the confidentiality, availability, and integrity of the all Personal Information, such Seller’s systems, and other confidential or sensitive information. No Seller has experienced any (i) unauthorized access to or material unavailability of any of the systems or information technology assets maintained by or for such Seller, or (ii) actual or reasonably suspected unauthorized access to, or acquisition, handling, disclosure, or other processing of any Personal Information maintained or processed by or for such Seller (each, a “Security Incident”). Each Seller is and has been in compliance in all material respects with all Laws relating to data loss, theft and breach of security notification obligations. Each Seller has promptly (A) taken appropriate actions to address all known or suspected Security Incidents and (B) remedied the cause of any Security Incidents.
(c)    Each Seller has in the previous five (5) years, periodically and regularly, conducted reasonable assessments to identify security vulnerabilities in its products, services, and software. To each Seller’s Knowledge, no security vulnerabilities exist in any of such Seller’s services, products, or software implemented by such Seller or any of its customers, which present a material risk of a Security Incident.
(d)    Each Seller has implemented and maintains external-facing and internal privacy policies, procedures, representations and promises relating to the collection, use, storage, disclosure, transmission, disposal, protection, and other processing of Personal Information and other confidential or sensitive data (the “Privacy Policies”). Accurate, current copies of all Privacy Policies have been provided and the privacy and information security practices of each Seller and the Business conform, and at times have conformed, in all material respects, to the respective Privacy Policies. Each of the Sellers has at all times: (i) complied with all applicable Laws, as well as its own Privacy Policies, including any obligations under Title V of the Gramm-Leach-Bliley Act, as amended (15 U.S.C. §§ 6801 et seq.), the Fair Credit Reporting Act, as amended (15 U.S.C. §§ 1681 et seq.), and the European Union’s General Data Protection Regulation, as well as any laws and regulations in the EEA Member States promulgated under any of the foregoing (“GDPR”); and (ii) registered with applicable data protection agencies as may be required.
(e)    With respect to any Personal Information obtained by third parties other than the individuals to whom the Personal Information pertains, each Seller has conducted appropriate due diligence and implemented contractual obligations ensuring that such third parties collect, use, process, and disclose such Personal Information in compliance with all applicable Laws and the third party’s privacy notices, statements and representations, and that such third parties have taken all necessary steps to secure appropriate rights to such Personal Information to enable such Seller to collect, use, disclose, and process such Personal Information for such Seller’s general and specific business purposes.
(f)    No person or Entity (including any foreign or domestic Governmental Authority) has made or commenced any complaint, order, action, hearing, claim, investigation, charge, inquiry, or demand relating to any Seller’s practices with respect to (i) the collection, use, retention, disclosure, transfer, storage, disposal, or other processing of Personal Information by such Seller or for which such Seller is responsible; or (ii) the security, confidentiality, availability, or integrity of Personal Information.
2.19    Insurance. Schedule 2.19 sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by any Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for the Sellers. There are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. No Seller or any of their respective Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All such Insurance Policies (x) are in full force and effect and enforceable in accordance with their terms; (y) are provided by carriers who are financially solvent; and (z) have not been subject to any lapse in coverage. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which any Seller is a party or by which any Seller is bound.
2.20    Related Party Transactions. No securityholder, officer, director, principal, manager or employee of a Seller or any of their respective Affiliates (or any relative thereof), Related Person or any other Person in which any securityholder, officer, director, principal, manager or employee of a Seller has a financial interest (each, a “Related Party”): (a) has any direct or indirect interest of any nature in any of the Purchased Assets; (b) except for employment relationships and the payment of compensation and benefits in the Ordinary Course of Business, is a party to any Contract with any Seller (each a “Related Party Transaction”); or (c) possesses, directly or indirectly, any material financial interests in, or is a director, officer, principal, manager or employee of, any Person which is a material client, supplier, customer, lessor, lessee or competitor of the Sellers (other than Winspeed, First Wise and Jöllenbeck). No Seller has made any loans or advances or capital contributions to any Related Party, except advances for travel expenses to officers and employees in the Ordinary Course of Business.
2.21    Brokers. Except for CatCap GmbH, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers or the Stockholders.
3.    Representations and Warranties of the Stockholders. Each of the Stockholders represents and warrants, to and for the benefit of the Buyer Indemnitees, that the statements in this Section 3 are true and correct as of the date of this Agreement and as of the Closing Date.
3.1    Authority; Binding Nature of Agreements. Such Stockholder has the right, power, authority, and capacity to enter into and to perform its obligations under each of the Transaction Agreements to which he is or may become a party; and the execution, delivery and performance by the Stockholder of the Transaction Agreements to which he is or may become a party have been duly authorized. This Agreement has been duly executed and delivered by such Stockholder, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes a legal, valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific enforcement, injunctive relief and other equitable remedies. When each Ancillary Document to which such Stockholder is or will be a party has been duly executed and delivered by such Stockholder (in such Stockholder’s capacity as a stockholder of Roccat and assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of such Stockholder enforceable against it in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific enforcement, injunctive relief and other equitable remedies.
3.2    Non‑Contravention; Consents. Neither the execution and delivery of any of the Transaction Agreements the Stockholder, nor the consummation or performance of any of the Transactions by the Stockholder, will directly or indirectly (with or without notice or lapse of time):
(a)    contravene, conflict with or result in a violation of, or give any Governmental Authority or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which the Stockholder is subject (in such Stockholder’s capacity as a stockholder of Roccat); or
(b)    contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contracts to which the Stockholder is a party.
3.3    Certain Proceedings. There is no Proceeding that has been commenced against such Stockholder that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. To the Stockholder’s Knowledge, no such Proceeding has been threatened.
3.4    Discussions. Neither such Stockholder nor any Representative of such Stockholder is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any solicitation or submission of any expression of interest, inquiry, proposal or offer from any Person (other than Buyer) relating to a possible acquisition of any of the Sellers or the assets of such Seller (other than sales of inventory in the Ordinary Course of Business), in each case, whether by way of business combination, reorganization or similar transaction.
4.    Representations and Warranties of the Buyer. The Buyer represents and warrants, to and for the benefit of the Sellers and the Stockholders, that the statements in this Section 4 are true and correct as of the date of this Agreement and as of the Closing Date:
4.1    Due Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer is duly qualified or licensed to transact business and is in good standing as a foreign company in each jurisdiction where the character of its activities requires such qualification, except where the failure to be so qualified, individually or in the aggregate, is not reasonably likely to have a material adverse effect on the Buyer’s business.
4.2    Authority; Binding Nature of Agreements. The Buyer has the right, power and authority to enter into and perform its obligations under each of the Transaction Agreements to which it is or may become a party; and the execution, delivery and performance by the Buyer of the Transaction Agreements to which it is or may become a party have been duly authorized by all necessary action on the part of the Buyer, its board of directors and its officers. This Agreement has been duly executed and delivered by the Buyer, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes a legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific enforcement, injunctive relief and other equitable remedies. When each Ancillary Document to which the Buyer is or will be a party has been duly executed and delivered by the Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Buyer enforceable against it in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific enforcement, injunctive relief and other equitable remedies.
4.3    Certain Proceedings. There is no Proceeding that has been commenced against the Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. To the Buyer’s knowledge, no such Proceeding has been threatened.
5.    Certain Pre-Closing Covenants.
5.1    Conduct of the Business.
(a)    From the date hereof until the Closing Date or the earlier termination of this Agreement (the “Interim Period”), the Sellers will conduct the Business in the Ordinary Course of Business and use reasonable best efforts, to (i) preserve the Intellectual Property and goodwill of the Business (including its relationships with its suppliers, contractors, licensors, manufacturers, customers, distributors or others having business relations with the Business) and (ii) keep available the services of the employees of Sellers and others who provide substantial services with respect to the Business; provided, that, the Sellers will not be required to renew any design rights for Seller Products that have reached the end of their product cycles.
(b)    During the Interim Period, except as otherwise explicitly specified in this Agreement or as consented to in writing by the Buyer (such consent not to be unreasonably withheld, delayed or conditioned), the Sellers will:
(i)    not amend or propose to amend the respective certificates of incorporation, bylaws, certificates of formation or limited liability company agreements or other organizational documents of the Sellers in any manner;
(ii)    not issue, sell, pledge, transfer or dispose of, or agree to issue, sell pledge, transfer or dispose of, any shares of capital stock or other equity interests of the Sellers;
(iii)    not (A) grant to any Business Employee an increase in compensation or benefits, except (I) for regularly scheduled pay increases, promotions, and bonuses made in the Ordinary Course of Business or (II) as may be required by Law or the terms of any Benefit Plan; (B) modify or establish any Benefit Plan (or any arrangement that would constitute a Benefit Plan, if adopted), except to the extent required by Law or the terms of any Benefit Plan or contract; (C) terminate the employment of any Business Employee in the position of vice president or above or in a research and development or technical function, other than for cause;
(iv)    not sell, lease, transfer or otherwise dispose of, any material property or assets of the Sellers, except for the sale, lease, transfer or disposition of inventory in the Ordinary Course of Business;
(v)    not enter into any Contract that would have been required to be disclosed on Schedule 2.13(a) if such Contract existed as of the date hereof;
(vi)    except for amendments in the Ordinary Course of Business, not amend or terminate (except for a termination resulting from the expiration of a Contract in accordance with its terms or its earlier termination resulting from the exercise by a Seller of a right available to it under such Contract, including as a result of the exercise of any remedy for a breach or default by the counterparty to such Contract) any Assigned Contract;
(vii)    not amend, cancel, waive, modify, transfer or otherwise dispose of any rights in, to or for the use of any Intellectual Property, except for terminations in accordance with the respective terms of any of the foregoing that expire in accordance with their terms or otherwise in the Ordinary Course of Business;
(viii)    not acquire any business or Person, by merger or consolidation, purchase of assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;
(ix)    not form, contribute capital to, make a loan to or enter into any transactions with, a joint venture;
(x)    not make or change any method of accounting or auditing practice, including any working capital procedures or practices, other than changes required as a result of changes in IFRS or applicable Law;
(xi)    not make or change any material election in respect of Taxes, settle, compromise or otherwise pay any material Tax in connection with an audit, claim, investigation, inquiry or other proceeding in respect of Taxes, surrender any claim for refund of a material amount of Taxes, file an amended material Tax Return, or take any other position or action in respect of Taxes that would have the result of materially increasing Buyer’s liability for Taxes of the Business or related to the Acquired Assets for any taxable period (or portion thereof) ending after the Closing Date; and
(xii)    not authorize, or commit or agree to take any action described in this Section 5.1.
5.2    Access to Sellers’ Books and Records. During the Interim Period, the Sellers will, consistent with applicable Laws, provide the Buyer and its Representatives with reasonable access at all reasonable times and upon reasonable advance notice to the offices, properties, books and records of the Sellers in order for the Buyer to have the opportunity to make such investigation as it reasonably desires to make of the affairs of the Sellers with respect to the Business, the Purchased Assets and Assumed Liabilities; provided, that such access does not unreasonably interfere with the normal operations of the Sellers; provided, further, that all requests for access will be directed to Roccat. Additionally, the Sellers will provide to the Buyer true and complete copies of all written Contracts that are required to be listed on Schedule 2.13(a), to the extent not provided prior to the date hereof, at least 10 Business Days prior to the Closing.
5.3    Regulatory Filings; Consents.
(a)    Each party hereto will, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party will cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto will not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.
(b)    The Sellers will use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Schedule 2.3 by the Closing. During the Interim Period, the Sellers and Stockholders will use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Section 8.1 hereof and the Buyer will use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Section 8.2 hereof.
5.4    Employee Covenants.
(a)    Transfer of Employment. In cases where applicable Law does not require the automatic transfer of employment of Business Employees in connection with the consummation of the Transactions, unless provided otherwise in this Agreement, the Buyer or any of its Affiliates may make an offer of employment to each such Business Employee, to be effective as of the Closing Date, at the same terms and conditions of employment provided by the applicable Seller (except to the extent they violate or do not comply with applicable Law) to such Business Employee immediately prior to the Closing Date. To the extent that applicable Law provides for the automatic transfer of employment of Business Employees in connection with the consummation of the Transactions, which the Parties understand will be the case with respect to all Business Employees based in the European Union (except for René Korte): (A) the applicable Seller and the Buyer or the applicable Affiliate will offer tripartite agreements reflecting such automatic transfer of employment to such Business Employees before Closing regardless of whether or not the above understanding of the Parties will turn out to be correct, (B) the Buyer or the applicable Affiliate will assume and honor all terms and conditions of employment with respect to each such Business Employee, regardless of whether or not such Business Employee has signed the above tripartite agreement, and (C) the Sellers and the Buyer agree to take such actions as are reasonably necessary such that the employment of each such Business Employee will transfer to the Buyer or any of its Affiliates as a matter of Law as of the Closing Date. Any Business Employee: (i) whose employment is to transfer, or was transferred, automatically from a Seller to the Buyer or any of its Affiliates other than those that object to such transfer of employment in accordance with applicable Law, or (ii) who accepts employment with the Buyer or any of its Affiliates is hereinafter referred to as a “Transferring Employee.”
(b)    Employee Notifications. Where required under applicable Law, the Sellers and the Buyer will prior to the Closing Date properly and timely notify, or where appropriate, consult or negotiate with, employees, Unions, employee representatives, or any relevant governmental agencies concerning the transactions contemplated by this Agreement in accordance with applicable Law. Any required notifications to Business Employees will be timely provided by the Sellers, with such notifications subject to the prior review and reasonable timely comment of the Buyer. The Sellers and the Buyer will each contribute any information required for the notifications under applicable Law. The Sellers agree that the information they contribute to such notifications will be correct and complete information, and the Buyer agrees that the information it contributes to such notifications will also be correct and complete. The date of the notifications will be mutually agreed to by the Sellers and the Buyer. The notifications may be updated and/or amended upon the reasonable agreement of the Sellers and the Buyer.
(c)    Objecting Employees. Should any Transferring Employee, whose employment is to transfer, or was transferred, automatically from a Seller to the Buyer or any of its Affiliates, object to such automatic transfer of employment to the Buyer or any of its Affiliates in accordance with applicable Law, such Transferring Employee will discontinue to be a Transferring Employee with effect from the Closing Date or the date of receipt of such objection by the applicable Seller or the Buyer or any of its Affiliates, whichever is earlier.
5.5    Exclusive Dealing. During the Interim Period, the Sellers and the Stockholders will not, and will cause their Representatives not to, take any action to encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than the Buyer and its Affiliates and Representatives) concerning any acquisition or merger involving any of the Sellers, the sale of substantially all of the assets of any Seller, or a similar transaction.
5.6    Transition Services and Distribution Agreement. Prior to Closing, the parties will negotiate in good faith (x) a transition services agreement (the “Transition Services Agreement”) in customary form for comparable transactions reasonably acceptable to the parties thereto (a sample form is attached as Exhibit K-1) including the services identified on Exhibit K-2 and shall negotiate with respect to any additional services are currently provided to the Sellers by affiliates or third parties that Buyer may request during the Interim Period; provided, that all such services will be available (i) until at least [**] (at the Buyer’s option) and (ii) at a cost no greater, and on such other terms no less beneficial, than extended to the Sellers today or listed in Exhibit K-3 and (y) a distribution agreement in customary form and substance reasonably acceptable to the parties thereto and including those terms and conditions set forth in Exhibit K-4 and at no higher cost than as set forth on Exhibit K-5.
5.7    True Up Disclosure. During the Interim Period but no later than 10 Business Days prior to Closing, the Sellers will have the right (but not the obligation) to supplement or amend the Disclosure Schedules solely with respect to Section 2 hereto (other than with respect to the Fundamental Representations) with respect to any matter that (i) first arises after the date hereof and of which the Sellers had no Knowledge prior to the date hereof, (ii) did not result from a breach of any of the covenants set forth herein, any Law or any Contract, (iii) if occurring or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules and (iv) would, absent such supplement or amendment, result in the failure of the condition set forth in Section 8.1(a), by delivering a written notice thereof to the Buyer describing such matter in reasonable detail, identifying the specific representations and warranties to which such Schedule Supplement relates and stating that the Buyer has the right to terminate the Agreement pursuant to Section 9.1(b)(i) as a result of such matter (each a “Schedule Supplement”). No disclosure in any such Schedule Supplement will be deemed to cure any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 8.1(a) have been satisfied; provided, however, that if the Buyer has the right to, but does not elect to, terminate this Agreement within 10 Business Days of its receipt of such Schedule Supplement, then the Buyer will be deemed to have waived its right to terminate this Agreement with respect to such matter and its right to indemnification under Section 7.2(b)(i) (other than with respect to the Fundamental Representations) with respect to such matter.
6.    Certain Post-Closing Covenants.
6.1    Further Actions.
(a)    From and after the Closing Date, the Sellers and the Stockholders will cooperate with the Buyer and the Buyer’s Affiliates and Representatives, and will execute and deliver such documents and take such other actions as the Buyer may reasonably request, for the purpose of evidencing and consummating the Transactions and putting the Buyer and its designated assignees in possession and control of all of the Purchased Assets. Without limiting the generality of the foregoing, from and after the Closing Date, the Sellers will promptly remit to the Buyer or its designated assignees any funds that are received by the Sellers and that are included in, or that represent payment of receivables included in, the Purchased Assets. Each Seller: (i) hereby irrevocably authorizes the Buyer or its designated assignees, at all times on and after the Closing Date, to endorse in the name of such Seller any check or other instrument that is made payable to such Seller and that represents funds included in, or that represents the payment of any receivable included in, the Purchased Assets; and (ii) hereby irrevocably nominates, constitutes and appoints the Buyer or its designated assignees as the true and lawful attorney-in-fact of such Seller (with full power of substitution) effective as of the Closing Date, and hereby authorizes the Buyer or its designated assignees, in the name of and on behalf of such Seller, to execute, deliver, acknowledge, certify, file and record any document, to institute and prosecute any Proceeding and to take any other action (on or at any time after the Closing Date) that the Buyer may deem appropriate for the purpose of (A) collecting, asserting, enforcing or perfecting any claim, right or interest of any kind that is included in or relates to any of the Purchased Assets, (B) defending or compromising any claim or Proceeding relating to any of the Purchased Assets, or (C) otherwise carrying out or facilitating any of the Transactions. The power of attorney referred to in the preceding sentence is and will be coupled with an interest and will be irrevocable, and will survive the dissolution or insolvency of any such Seller.
(b)    If, in the case of any Assigned Contract, a required Consent has not been obtained (or otherwise is not in full force and effect) as of the Closing, the Seller and the Stockholders will use their reasonable best efforts to obtain such Consent as promptly as practicable after the Closing. Buyer and its designated assignees will not be obliged to enter into or agree to a Consent which would make the rights or obligations of the Buyer in respect of the Contract concerned less favorable than those rights or obligations were before the Consent. Neither this Agreement nor any other Transaction Agreement will constitute a sale, assignment, assumption, transfer, conveyance or delivery, or an attempted sale, assignment, assumption, transfer, conveyance or delivery, of any Assigned Contract as to which a required Consent has not been obtained as of the Closing Date. From and after the Closing Date, until any such Consent is obtained, the Sellers and the Stockholder will cooperate and agree to act after the Closing as the agent of Buyer and its designated assignees and otherwise cooperate with the Buyer and its designated assignees in any lawful arrangement designed to provide the Buyer and its designated assignees with the benefits of such Assigned Contract at no cost to Buyer or its designated assignees in excess of the cost the Buyer or its designated assignees would have incurred (without modification of the terms of such Assigned Contract) if such Consent had been obtained prior to Closing, including by enabling Buyer and its designated assignees to enforce rights under such Assigned Contract. The Buyer shall perform the obligations of the applicable Seller under such Assigned Contracts (but only to the extent such obligations constitute Assumed Liabilities) on behalf of such Seller from and after the Closing Date and each Seller shall hold in trust for and pay to the Buyer promptly upon receipt thereof all income, proceeds and other monies received by such Seller under such Assigned Contracts. Sellers will continue to comply with such Assigned Contracts and will not amend, modify, terminate or otherwise take any action under such Assigned Contracts that could adversely affect the Buyer without the Buyer’s prior written consent. If and when such Consent is obtained, the transfer of such Assigned Contract will be effected in accordance with the terms of this Agreement as if such Consent had been obtained prior to the Closing.
6.2    Confidentiality. The Sellers, Jöllenbeck, and the Stockholders will ensure that, on and at all times after the Closing Date: (a) no press release or other publicity concerning any of the Transactions is issued or otherwise disseminated by or on behalf of the Sellers, Jöllenbeck, or the Stockholders without the Buyer’s prior written consent; (b) Sellers, Jöllenbeck, and the Stockholders continue to keep the terms of this Agreement and the other Transaction Agreements strictly confidential; and (c) the Sellers, Jöllenbeck, and the Stockholders keep strictly confidential, and the Sellers, Jöllenbeck, and the Stockholders do not use or disclose to any other Person, any non‑public document or other information that relates directly or indirectly to the Purchased Assets, the Assigned Contracts, the Assumed Liabilities, the Buyer or any Affiliate of the Buyer. The Sellers, Jöllenbeck, and the Stockholders acknowledge and agree that Buyer, as a subsidiary of a publicly traded company, will be permitted to make and file certain statements regarding the Transactions and Transaction Agreements.
6.3    Change of Name. Immediately after the Closing, in connection with the acquisition of the Purchased Assets, including with respect to rights in the “Roccat” Trademark, each Seller will (and will cause its Affiliates and licensees to) cease using and change its name to a name that does not include the word “Roccat,” any other Trademark included in the Seller Owned IP, or any similar variation of any of the foregoing, and that is reasonably satisfactory to the Buyer. For purposes of this Agreement, such Affiliates and licensees of Sellers include but are not limited to Team Roccat and Roccat Studio Games.

6.4    Restrictive Covenants.
(a)    Each Seller, Stockholder, First Wise and Jöllenbeck (each, a “Restricted Party,” and collectively the “Restricted Parties”) hereby acknowledges and agrees that such Restricted Party is familiar with the Business, and that the Buyer and its Affiliates would be irreparably damaged if the Restricted Party were to provide services to any Person competing with the Business or a competing business and that such competition by the Restricted Party would result in a significant loss of goodwill by the Buyer and its Affiliates. Each Restricted Party further acknowledges and agrees that the covenants and agreements set forth in this Section 6.4 were and are a material inducement to the Buyer to enter into this Agreement and to perform its obligations hereunder, and that the Buyer would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated if any Restricted Party breached the provisions of this Section 6.4. Each Stockholder further acknowledges that such Stockholder’s services have been and will be of special, unique and extraordinary value to the Business. Therefore, in further consideration of the Purchase Price payable to the Sellers and the Stockholders hereunder (from which the Sellers and Stockholders will derive substantial direct and indirect benefit), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Restricted Party hereby covenants and agrees as follows:
(i)    From the Closing Date until [**] (or [**] with respect to Mr. Korte) after the Closing Date (the “Non-compete Period”), each Restricted Party will not (and each will cause each of its agents, Affiliates, which for the avoidance of doubt, includes First Wise, and each of its then-current employees, officers, directors, however not beyond the term of each such employee’s, officer’s or director’s employment, (collectively, the “Controlled Persons”) not to) directly or indirectly own any interest in, manage, control, participate in (whether as an officer, manager, employee, partner, agent, representative or otherwise), consult with, render services for, or in any other manner engage anywhere in the world, with any enterprise engaged in or competitive with the Business or engaged in the development, manufacture, distribution or sale of any products (including, but not limited to, any “Original Design Manufacturer” or “Contract Manufacturer” products) that are similar to or compete with products sold by the Business, including any Roccat Product or gaming headset (the “Restricted Business”); notwithstanding the foregoing:

A.	subject to compliance with the Positioning Guidelines during the Positioning Period, Jöllenbeck and First Wise may continue to distribute and sell the products listed on Schedule 6.4(a)(i)(A);

B.
subject to compliance with the Positioning Guidelines during the Positioning Period, Jöllenbeck and First Wise may have manufactured and may distribute and sell products under the “Speedlink” Trademark (or other Trademark then-owned by Jöllenbeck or First Wise), that are (x) manufactured and purchased from “Original Equipment Manufacturers,” (y) generally available from such manufacturers for purchase by third parties to be customized with their own branding and other superficial characteristics (but not functional or other custom specifications) and (z) [**] (the “OEM Products”);

C.	subject to compliance with the Positioning Guidelines during the Positioning Period, Jöllenbeck and First Wise may distribute Corsair products, Imtron products, and Creative Labs products;

D.
following the conclusion of the Positioning Period, Jöllenbeck and First Wise may distribute products of unaffiliated third parties that may be competitive with the Business, but may not, for the avoidance of doubt, develop or manufacture (or be involved in the development or manufacture) of any products that may be competitive (other than the OEM Products).

(ii)    During the Non-compete Period, each Restricted Party will not (and will cause each of its Controlled Persons not to) directly, or indirectly through another Person, solicit, aid or induce any employee, representative or agent of the Buyer or any of its subsidiaries or affiliates (each a, “Covered Person”) to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other Entity unaffiliated with the Buyer or hire or retain any such Covered Person, or take any action to materially assist or aid any other person, firm, corporation or other Entity in identifying, hiring or soliciting any such Covered Person. A Covered Person will be deemed subject to this Section 6.4(a)(ii) while so employed or retained by the Buyer or any of its Affiliates and for a period of [**] thereafter.
(iii)    During the Non-compete Period, each Restricted Party agrees that the Restricted Party will not (and will cause each of its Controlled Persons not to), directly or indirectly, individually or on behalf of any other Person, solicit, aid or induce any current or former customer, suppliers, or distributors of the Business to reduce or adversely alter the business conducted with the Buyer or its Affiliates in the operation of the Business.
(iv)    From and after the Closing, each Restricted Party will not (and will cause each of its Controlled Persons not to) make, negative comments or otherwise disparage the Business, the Buyer and its Affiliates, the Purchased Assets, the Seller Products and any of officers, directors, employees, shareholders, agents or products of the Buyer and its Affiliates. The foregoing will not be violated by truthful statements in response to legal process, required governmental testimony or filings, administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).
(v)    During the Positioning Period, each Restricted Party will (and will cause its Controlled Persons to) comply with the Positioning Guidelines.
(b)    After the Closing Date, the Sellers will promptly destroy all Excluded Inventory listed as “C3” Inventory and deliver a certificate executed by the respective officers of each Seller attesting to the destruction of such Excluded Inventory to the Buyer and be entitled to sell the remaining Excluded Inventory existing as of the Closing Date (the “Limited Sale Products”) a period of [**] after the Closing Date (the “Sell-Off Period”), so long as such sales are conducted as follows: (i) any such sales will only be through online channels and not through any distributor or physical retail store; (ii) all such online channels will be disclosed to the Buyer; (iii) records of such sales will be provided to the Buyer at the Buyer’s request; (iv) no sale of a Limited Sale Product will reflect or be at a discount of more than [**]; and (v) no Excluded Inventory with a history of quality problems, including any with return rates of [**] will be a Limited Sale Product. In connection with such sales and solely during the Sell-Off Period, Seller may continue to use the “Roccat” Trademark and the other Trademarks included in the Seller Owned IP that are currently used in the Business as of the Closing Date, solely to the extent that such Trademark appears on any Limited Sale Product existing on the Closing Date. In no event will any of the Sellers increase the nature or scope of any use of such Trademarks during the Sell-Off Period. Upon the expiration of the Sell-Off Period, each Seller will destroy any remaining inventory bearing the “Roccat” Trademark (or any other Trademark included in the Seller Owned IP) then in such Seller’s possession or control and provide to the Buyer a certificate executed by the respective officers of each Seller attesting to the destruction or other disposal of the Authorized Products. Each Seller hereby agrees to indemnify the Buyer Indemnitees from and against any and all Damages incurred or suffered in connection with or resulting from, any use of such Trademarks during the Sell-Off Period.
(c)    If, at the time of enforcement of the covenants contained in this Section 6.4 (the “Restrictive Covenants”), a court will hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by applicable Laws. The Restricted Parties have consulted with legal counsel regarding the Restrictive Covenants and based on such consultation have determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Business and the substantial investment in the Business made by the Buyer hereunder and the nature of the Business is such that it is not conducted with respect to geographical boundaries.
(d)    If any Restricted Party or any Affiliate of such Restricted Party breaches any of the Restrictive Covenants, the Buyer will have the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction and obtain (i) a decree or order of specific performance to enforce the observance and performance of such Restrictive Covenant, and (ii) an injunction restraining such breach or threatened breach, in each case, the obligation to obtain, furnish or post any bond or similar instrument, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Buyer and that money damages would not provide an adequate remedy to the Buyer.
(e)    In the event that the Buyer becomes aware of any breach or violation by any Restricted Party of any of the Restrictive Covenants, the Buyer agrees to provide such Restricted Party written notice of such breach or violation. If such Restricted Party (x) is not a Seller and (y) fails to cure any such breach or violation as soon as practicable upon receipt of any such notice from Buyer, the Buyer hereby agrees to seek specific performance with respect to such alleged breach or violation of the Restrictive Covenants consistent with Section 6.4(d) prior to asserting a claim for indemnification pursuant to Section 7 with respect to such breach.
(f)    In the event of any breach or violation by any Restricted Party of any of the Restrictive Covenants, the time period of such covenant with respect to such Person will be tolled until such breach or violation is resolved.
6.5    Employee Related Covenants.
(a)    Notwithstanding any automatic transfer of employment, Sellers will be solely responsible, and Buyer will have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, any Business Employee or Transferring Employee, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date. In the absence of an automatic transfer of employment of such Business Employee, the Sellers will pay all amounts to all such persons who may be entitled, on or prior to the Closing Date. In the event of an automatic transfer of employment of any Business Employee, the Sellers will reimburse the Buyer for the pro-rata share of any such amount paid by Buyer or any of its Affiliates to such Transferring Employee that relates to any period of service with a Seller on or prior to the Closing Date.
(b)    Notwithstanding any automatic transfer of employment, the Sellers will remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Notwithstanding any automatic transfer of employment, the Sellers also will remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. Sellers will pay, or cause to be paid, all such amounts as and when due.
(c)    Effective as soon as practicable following the Closing Date, Sellers, or any applicable Affiliate, will effect a transfer of assets and liabilities from any defined contribution retirement plan that it maintains, to the defined contribution retirement plan maintained by the Buyer, with respect to those employees of the Business who become employed by Buyer, or an Affiliate of Buyer, in connection with the transactions contemplated by this Agreement.
6.6    Access to Books and Records. The Buyer and Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating directly to the Purchased Assets or the Business (including, in each case, access to books and records, employees, contractors and representatives) as is reasonably necessary for the making of any required filing with a Governmental Authority, the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any Governmental Authority, and the prosecution or defense of any Proceeding, including those related to any Tax Return; provided, however, that if such requested information is contained within a document containing any unrelated information, only portions pertaining to such relevant information will be furnished.
6.7    Tax Matters.
(a)    The Buyer will prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns in respect of the Purchased Assets or the Business that are required to be filed after the Closing Date (other than Tax Returns of a Seller, which will be prepared exclusively by such Seller, and Seller will pay all Taxes shown as due on, or otherwise payable with respect to, any such Tax Return, excluding VAT and Transfer Taxes related to the signing and execution of this Agreement and which are to be borne by the Buyer) .
(b)    For purposes of this Section 6.7 and otherwise under this Agreement, other than with respect to Transfer Taxes or VAT imposed with respect to the acquisition of the Purchased Assets, in order to apportion appropriately any Taxes relating to the Purchased Assets or the Business for a taxable period that includes, but does not end on, the Closing Date (a “Straddle Period”), including refunds of, or credits in lieu thereof attributable to, such Taxes, the Parties will, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of any taxable period beginning on or prior to such date for all Tax purposes. In any case where applicable Law does not permit any Seller (with respect to the Business) to treat the Closing Date as the last day of the taxable period, the amount of any Taxes for the portion of any Straddle Period ending on and including the Closing Date will (x), in the case of any Tax based upon or related to income, gains, receipts, employment, sales, use, or other Taxes imposed on a non-periodic basis, be based on an interim closing of the books as of the end of the Closing Date (and for such purpose, the taxable period of any pass-through entity or controlled foreign corporation (within the meaning of the Code) will be deemed to terminate at such time), provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) will be allocated between the period ending on and including the Closing Date and the period after the Closing Date in proportion to the number of days in each such period, and (y), in the case of property, ad valorem and other Taxes imposed on a periodic basis, be deemed to be the amount of such Taxes for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in the entire taxable period.
7.    Survival; Indemnification.
7.1    Survival of Representations and Covenants.
(a)    Except as set forth in Sections 7.1(c) and 7.1(d), the representations and warranties of the Sellers, the Stockholders, and the Buyer will expire upon that date that is [**] after the Closing Date (the “Expiration Date”); provided, however, that if an request for indemnification under this Section 7 relating to any such representation or warranty is given to the Indemnifying Party on or prior to the Expiration Date, then, notwithstanding anything to the contrary contained in this Section 7.1, the claims asserted in such request for indemnification will not so expire, but rather will remain in full force and effect until such time as such claims have been fully and finally resolved.
(b)    The representations, warranties, covenants and obligations of any Indemnifying Party, and the rights and remedies that may be exercised by any Indemnitee, will not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or any knowledge of, any Indemnitee or any of its Representatives.
(c)    Subject to Section 7.1(d), the representations and warranties set forth in Sections 2.10 (Employees; Benefit Plans), 2.11 (Intellectual Property), and 2.16 (Compliance with Laws; Permits) will expire upon that date that is [**] after the Closing Date (the “Extended Date”); provided, however, that if an request for indemnification under this Section 7 relating to any such representation or warranty is given to the Sellers on or prior to such date, then, notwithstanding anything to the contrary contained in this Section 7.1(b), the claims asserted in such request for indemnification will not so expire, but rather will remain in full force and effect until such time as such claims have been fully and finally resolved. The representations and warranties set forth in Sections 2.1 (Due Organization; Capitalization), 2.2 (Authority), 2.3(a) (Non-Contravention; Consents), 2.4 (Title to Assets; Sufficiency), 2.6 (Solvency), 2.20 (Related Party Transactions), 2.21 (Brokers), 3 (Representations and Warranties of the Stockholders) and 4 (Representations and Warranties of the Buyer) (the “Fundamental Representations”) will upon that date that is [**] after the Closing Date.
(d)    Notwithstanding anything to the contrary contained in Section 7.1(b) (and without limiting the generality of anything contained in Section 7.1(a)), if there is any fraudulent misrepresentation by the Sellers in Section 2 of this Agreement or fraudulent misrepresentation by a Stockholder in Section 3 of this Agreement, then such fraudulent misrepresentation will not expire, but rather will remain in full force and effect for an unlimited period of time (regardless of whether any request for indemnification under this Section 7 relating to such representation or warranty is ever given).
(e)    It is the express intent of the parties that, if the applicable survival period for an item as contemplated by this Section 7.1 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby. The parties further acknowledge that the time periods set forth in this Section 7.1 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.
7.2    Indemnification by the Sellers and the Stockholders.
(a)    Each Stockholder (collectively, the “Stockholder Indemnifying Parties”) and each of Jöllenbeck and First Wise, severally and not jointly, will hold harmless and indemnify each of the Buyer Indemnitees from and against, and will compensate and reimburse each of the Buyer Indemnitees for, any Damages that are suffered or incurred by any of the Buyer Indemnitees or to which any of the Buyer Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any Third-Party Claim) and that arise from or are caused by any Breach of any representation or warranty made by such Stockholder in Section 3 of this Agreement or any Breach of any covenant or obligation of such Stockholder, Jöllenbeck or First Wise (as applicable) contained in any of the Transaction Agreements. The maximum aggregate liability of the Stockholders, Jöllenbeck and First Wise to Buyer Indemnitees pursuant to this Section 7 will be [**].
(b)    Subject to Section 7.2(e) hereof, the Sellers and each of Jöllenbeck and First Wise (collectively, the “Seller Indemnifying Parties”), jointly and severally, will hold harmless and indemnify each of the Buyer Indemnitees from and against, and will compensate and reimburse each of the Buyer Indemnitees for, any Damages that are suffered or incurred by any of the Buyer Indemnitees or to which any of the Buyer Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any Third‑Party Claim) and that arise from or are caused by:
(i)    any Breach of any representation or warranty made by the Sellers in this Agreement, the disclosure schedule or any certificate delivered pursuant hereto or any agreement or other document contemplated hereby;
(ii)    any Breach of any covenant or obligation of the Sellers contained in any of the Transaction Agreements;
(iii)    any Excluded Liability;
(iv)    any Liability of the Sellers other than the Assumed Liabilities;
(v)    any Liabilities of a Seller with respect to any present or former employees, officers, directors, retirees, independent contractors or consultants of Sellers, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, pension, workers compensation, severance, retention, termination or other payments, other than with respect to bonuses payable for the portion of the assessment period following the Closing;
(vi)    any Liabilities of a Seller arising under or in connection with any Benefit Plan of such Seller;
(vii)    Any Liability related to non-compliance with GDPR by Sellers;
(viii)    any successful Proceeding relating to any Breach, alleged Breach, Liability or matter of the type referred to in foregoing sub-clauses above (including any Proceeding commenced by any Buyer Indemnitee for the purpose of enforcing any of its rights under this Section 7.2(b)).
(c)    The Buyer Indemnitees will not be entitled to recover under this Agreement for any Damages arising from or relating to Section 7.2(b)(i) (other than with respect to Breaches of the Fundamental Representations) unless the aggregate Damages for all such Breaches exceeds [**] (the “Basket”) (at which point Buyer Indemnitees will be entitled to indemnification from and against all Damages) or with respect to any individual claim (or series of related claims) for Damages of less than [**] (the “Mini-Basket”), and any Damages subject to the Mini-Basket shall not be included in the calculation of the Basket. The Buyer Indemnitees will not be entitled to recover under this Agreement for any Damages arising from or relating to Section 7.2(b)(i) for any Damages in excess of [**] (the “Cap”), except that, to the extent any such Damages arise from a Breach of Fundamental Representations or from fraudulent representation by the Sellers in Section 2 of this Agreement, the maximum aggregate liability of the Sellers to Buyer Indemnitees pursuant to Section 7.2(b)(i) of this Agreement will be [**]. The Buyer Indemnitees will not be entitled to recover under this Agreement for any Damages arising from or relating to Section 7.2(b)(i) with respect to any current liability to the extent it was included in the final calculation of Closing Working Capital.
(d)    For purposes of Section 7.2(b)(i), in determining whether there has been a breach of any representation or warranty, and in calculating the amount of any Damages, (x) all qualifications in such representation or warranty referencing the terms “material,” “materiality,” or other terms of similar import or effect, and (y) the qualifications of “to the Sellers Knowledge” in the first two sentences of Section 2.11(k) will be disregarded.
(e)    Notwithstanding anything to the contrary in this Agreement:
(i)    In no event shall any Stockholder Indemnifying Party’s indemnity obligations for Damages under Section 7.2(a) exceed, in the aggregate, the portion of the Closing Purchase Price actually received by such Stockholder Indemnifying Party together with any amounts that, but for indemnity claims by any Buyer Indemnified Party satisfied out of the Escrow Amount, or the Contingent Payments (including, for the avoidance of doubt, the Adjustment Escrow Amount), would have been payable to such Stockholder Indemnifying Party out of the Escrow Amount or the Contingent Payments (including, for the avoidance of doubt, the Adjustment Escrow Amount), other than with respect to any claim against a Stockholder for misrepresentation by such Stockholder in Section 3 of this Agreement or any claim against a Stockholder for a Breach by such Stockholder of any covenant of such Stockholder set forth in any Transaction Agreement.
(ii)    In no event shall Jöllenbeck’s and/or First Wise’s indemnity obligations for Damages under Section 7.2(b) exceed, in the aggregate, [**].
(iii)    In no event shall Mr. Korte’s indemnity obligations for Damages under Section 7.2(b) exceed, in the aggregate, [**].
(iv)    Subject to the final sentence of Section 7.8, recourse by the Buyer Indemnitees to the Indemnity Escrow Amount and the Contingent Payments (including, for the avoidance of doubt, the Adjustment Escrow Amount) shall be the Buyer Indemnitees’ sole and exclusive remedy and recourse against the Stockholders under this Agreement for Damages resulting from the matters referred to in Section 7.2(b). For the avoidance of doubt, absent actual fraud, no Person shall be liable to Buyer or any other Person with respect to any distribution of Closing Purchase Price, Escrow Amount, Holdback Amount or other Contingent Payments (including, for the avoidance of doubt, the Adjustment Escrow Amount) under any theory of “fraudulent conveyance” or other similar claims.
7.3    Indemnification by the Buyer.
(a)    The Buyer and the Parent, jointly and severally (collectively in such capacity, the “Buyer Indemnifying Party”), will hold harmless and indemnify each of the Seller Indemnitees from and against, and will compensate and reimburse each of the Seller Indemnitees for, any Damages that are suffered or incurred by any of the Seller Indemnitees or to which any of the Seller Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any Third‑Party Claim) and that arise from or are caused by:
(i)    any Breach of any representation or warranty made by the Buyer in this Agreement, any disclosure schedule or certificate delivered pursuant hereto or any agreement or other document contemplated hereby;
(ii)    any Breach of any covenant or obligation of the Buyer or Parent contained in any of the Transaction Agreements;
(iii)    any Liability relating to any Assumed Liability;
(iv)    any successful Proceeding relating to any Breach, alleged Breach, Liability or matter of the type referred to in sub-clauses above (including any Proceeding commenced by any Seller Indemnitee for the purpose of enforcing any of its rights under this Section 7.3(a)).
(v)    For purposes of Section 7.3(a)(i), in determining whether there has been a breach of any representation or warranty, and in calculating the amount of any Damages, all qualifications in such representation or warranty referencing the terms “material,” “materiality,” or other terms of similar import or effect will be disregarded.
7.4    Defense of Third-Party Claims.
(a)    In the event of the assertion or commencement by any Person (other than any Buyer Indemnitee or Seller Indemnitee) of any claim or Proceeding (whether against the Buyer, any other Buyer Indemnitee, the Sellers, the Stockholders, any other Seller Indemnitee, or against any other Person) with respect to which a Seller Indemnifying Party, a Stockholder Indemnifying Party or the Buyer Indemnifying Party, as applicable (the “Indemnifying Party”), may become obligated to indemnify, hold harmless, compensate or reimburse any Buyer Indemnitee or Seller Indemnitee, as applicable (the “Indemnitee”), pursuant to this Section 7 (a “Third-Party Claim”), the Indemnitee will promptly, but in no event more than thirty (30) days following such Indemnitee’s receipt of a Third-Party Claim, notify the Indemnifying Party (provided that where the Indemnifying Party is a Seller Indemnifying Party or a Stockholder Indemnifying Party, Indemnitee needs to provide such notice only to the Sellers Representative) in writing of such Third-Party Claim (“Notice of Claim”); provided, however, that a failure by an Indemnitee to provide timely notice will not affect the rights or obligations of such Indemnitee except to the extent that such failure results in material prejudice to the Indemnifying Party with respect to such Third-Party Claim. The Notice of Claim will (i) state that the Indemnitee has paid or properly accrued Damages or anticipates that it will incur liability for Damages for which such Indemnitee is entitled to indemnification pursuant to this Agreement (if applicable) and (ii) specify in reasonable detail each individual item of Damage included in the amount so stated (taking into account the information then known to the Indemnitee), the date such item was paid or properly accrued (if applicable), the basis for any anticipated Damage and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related (taking into account the information then known to the Indemnitee) and the computation of the amount to which such Indemnitee claims to be entitled hereunder. The Indemnitee will enclose with the Notice of Claim a copy of all papers served with respect to such Third-Party Claim, if any, and any other available documents evidencing such Third-Party Claim.
(b)    The Indemnifying Party will have the right, but not the obligation, upon notice delivered to the Indemnified Party, to assume the defense or prosecution of such Third-Party Claim and any litigation resulting therefrom with counsel of its choice and at its sole cost and expense (a “Third-Party Defense”); provided that the Indemnifying Party will not be entitled to undertake a Third-Party Defense and, if the Indemnified Party is entitled to indemnification under this Section 7 with respect to such Third-Party Claim, the Indemnifying Party will pay the fees and expenses of counsel retained by the Indemnitee in connection therewith, if (i) the claim or demand relates to or arises in connection with any criminal Legal Proceeding, indictment or allegation or regulatory enforcement action, (ii) the claim or demand seeks an injunction or equitable relief against the Indemnitee or any of its Related Parties, (iii) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, (iv) the claim or demand is asserted by or on behalf of a Person that is a supplier or customer of the Indemnitee, (v) the claim or demand alleges or relates to any product liability claims, (vi) the claim or demand relates to any Intellectual Property or Intellectual Property rights included in the Purchased Assets or (vii) the claim or demand would reasonably be expected to adversely affect the Business or the business or reputation of the Buyer Indemnitees.
(c)    If the Indemnifying Party validly assumes the Third-Party Defense in accordance herewith, (i) the Indemnitee may retain separate co-counsel at its sole cost and expense (subject to the below) and participate in the defense of the Third-Party Claim, (ii) the Indemnifying Party will proceed to defend such claim or Proceeding in a diligent manner with counsel reasonably satisfactory to the Indemnitee; (iii) the Indemnifying Party will keep the Indemnitee informed of all material developments and events relating to such claim or Proceeding; (iv) the Indemnitee will have the right to participate in the defense of such claim or Proceeding at its own cost; (v) the Indemnifying Party will not settle, adjust or compromise such claim or Proceeding without the prior written consent of the Indemnitee; and (vi) the Indemnitee may at any time (notwithstanding the prior designation of the Indemnifying Party to assume the defense of such claim or Proceeding) assume the defense of such claim or Proceeding if Indemnifying Party fails to diligently defend such claim or Proceeding.
(d)    If the Indemnifying Party is entitled to, but does not, assume the Third-Party Defense, the Indemnitee will be entitled to assume the Third-Party Defense at the expense of the Indemnifying Party upon and delivery of notice to such effect to the Indemnifying Party (provided that where the Indemnifying Party is a Seller Indemnifying Party or Stockholder Indemnifying Party, Indemnitee needs to provide such notice only to the Sellers Representative).
7.5    Indemnification Claims. An Indemnitee will notify in writing the Indemnifying Party (provided that where the Indemnifying Party is a Seller Indemnifying Party, Indemnitee needs to provide such notice only to the Sellers Representative) of its discovery of any matter that does not involve a Third-Party Claim and with respect to which the Indemnifying Party may become obligated to indemnify, hold harmless, compensate or reimburse the Indemnitee and such notice will (i) state that the Indemnitee has paid or properly accrued Damages or anticipates that it will incur liability for Damages for which such Indemnitee is entitled to indemnification pursuant to this Agreement (if applicable) and (ii) specify in reasonable detail each individual item of Damages included in the amount so stated (taking into account the information then known to the Indemnitee), the date such item was paid or properly accrued (if applicable), the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related (taking into account the information then known to the Indemnitee) and the computation of the amount to which such Indemnitee claims to be entitled hereunder. The failure to give such written notice will not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially harmed by reason of such failure.
7.6    Payment of Damages. Subject to the terms and conditions of this Section 7, any indemnification payment to which Buyer or Buyer Indemnitees is entitled under this Agreement as a result of any Damages incurred and subject to indemnification pursuant to this Section 7 may be satisfied (at the Buyer’s election and without duplication) by (a) recouping such Damages from the Indemnification Escrow Amount or the Adjustment Escrow Amount in accordance with the terms of the Escrow Agreement, (b) setting off such Damages against any Contingent Payments, (c) seeking recourse for such Damages directly against the Sellers, (d) seeking recourse for such Damages directly against the Stockholder Indemnifying Parties or (e) any combination of the foregoing; provided, that, with respect to any Damages arising from or relating to Section 7.2(b), the Buyer and Buyer Indemnitees agree to seek recourse directly against the Stockholder Indemnifying Parties only to the extent that sub-clauses (a) through (c) above have not provided them the full amount of indemnification for such Damages to which they may be entitled under this Section 7. In addition to the foregoing, with respect to any claim against a Stockholder for misrepresentation by such Stockholder in Section 3 of this Agreement or any claim against a Stockholder, Jöllenbeck and/or First Wise (as applicable) for a Breach by such Stockholder, Jöllenbeck and/or First Wise (as applicable) of any covenant of such Stockholder, Jöllenbeck and/or First Wise (as applicable) set forth in any Transaction Agreement, Buyer may elect to seek recourse for such Damages directly against such Stockholder, Jöllenbeck and/or First Wise (as applicable).
7.7    Tax Treatment of Indemnity Payments. The Parties will treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price for all Tax purposes unless otherwise required pursuant to a final determination within the meaning of Section 1313 of the Code, or any analogous provision of applicable state, local or non-U.S. Law.
7.8    Sole Remedy. Other than with respect to any claim against a Seller for fraudulent misrepresentation in Section 3 of this Agreement by such Seller or any claim against a Stockholder for fraudulent misrepresentation in Section 4 of this Agreement by such Stockholder and subject to Section 6.4(d), the right to indemnification under this Section 7, subject to all of the terms, conditions and limitations hereof, will constitute the sole and exclusive right and remedy available to any party hereto (or any specified third-party beneficiary) with respect to all damages or losses of whatever kind and nature, in law, equity or otherwise, known or unknown, which the Buyer has now or may have in the future, including without limitation for any damages or losses attributable to any inaccuracy or breach of any representation or warranty, or any failure to perform the covenants, agreements or undertakings contained in any Transaction Agreement, any disclosure schedule or certificate delivered pursuant hereto or any agreement or other document contemplated hereby, and no party (and no Affiliate of any party) may commence any suit, action or proceeding against any other party hereto or any of their respective Affiliates with respect to the subject matter of this Agreement, whether in contract, tort or otherwise, except to enforce such party’s express rights under this Section 7. Nothing in this Section 7 limits any Person’s right to seek and obtain any equitable relief to which any Person may be entitled, including specific performance to enforce the observance and performance of any covenants contained herein, or to seek any remedy on account of any party’s fraudulent or criminal conduct.
7.9    Disclaimer. None of the parties hereto, their respective affiliates or any of their respective officers, directors, employees, advisors or representatives have made any representations or warranties, express or implied, of any nature whatsoever in connection to the transactions contemplated hereby other than those representations and warranties expressly set forth in this Agreement.
7.10    Set-Off. Subject to the applicable terms and conditions of this Section 7 and the Transaction Agreements, the Buyer shall be entitled to set-off any amounts due to any other party hereto against amounts due from such other party, including from the Contingent Payments (including, for the avoidance of doubt, the Adjustment Escrow Amount). Upon the occurrence of any event or existence of any condition has resulted in a claim for indemnification under this Section 7, such party may, subject to the applicable terms and conditions of this Section 7 and the Transaction Agreements, withhold from amounts otherwise due hereunder an amount equal to such party’s reasonable estimate of the amount of such indemnification claim until such time as the actual amount of such claim, the right of indemnification and the right of set-off hereunder is determined.
7.11    Indemnification Escrow.
(a)    The parties agree that the Indemnification Escrow shall be released as contemplated by this Section 7.11. Within five (5) Business Days after the Expiration Date, the Buyer and Roccat will deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release to the Sellers any amounts in the Indemnification Escrow Account in excess of the sum of (x) [**] (being [**] of the original Indemnification Escrow Amount) plus (y) the aggregate amount of all unresolved indemnification claims by Buyer Indemnitees and within five (5) Business Days after the Extended Date, the Buyer and Roccat will deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release to the Sellers the remaining amounts of the Indemnification Escrow subject to the following conditions.
(b)    For the avoidance of doubt, the Buyer and Roccat agree that no joint instructions contemplated by this Section 7.11 shall be delivered to the Escrow Agent with respect to any amount that is subject to a claim for indemnification which has been delivered in accordance with this Section 7.11. Upon the resolution of any such claim, either by mutual agreement of the parties or upon a final determination of an arbitrator as contemplated by Section 11.8, then the Buyer and Roccat shall deliver a joint written instruction to the Escrow Agent regarding (i) any Damages to be paid to the Buyer from the Indemnification Escrow Account or (ii) any portion of the Indemnification Escrow Account to be paid to the Sellers which otherwise should have been released to such parties on the Expiration Date or Extended Date, but for such claim.
(c)    Prior to Closing, the parties will negotiate in good faith an escrow agreement (the “Escrow Agreement”) in customary form for comparable transactions reasonably acceptable to the parties thereto (the draft currently under negotiation is attached as Exhibit L) reflecting the provisions of this Section 7.11. The parties agree that they will issue any joint instructions to the Escrow Agent that are required to issue under this Agreement or under the Escrow Agreement promptly and without undue delay.
8.    Conditions to Closing.
8.1    Conditions Precedent to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment, at or prior to the Closing, of the following conditions, any one or more of which may be waived in writing by the Buyer (in its sole and absolute discretion), it being understood that such conditions are included for the exclusive benefit of the Buyer:
(a)    (i) the Fundamental Representations are true and correct in all respects as of the date of this Agreement and the Closing Date as of the Closing Date as if made on such date (except that those representations and warranties which refer to facts existing at a specific date need only be true and correct as of such date) and (ii) the representations and warranties set forth in Sections 2 and 3 (other than the Fundamental Representations) are true and correct as of the date of this Agreement and as of the Closing Date as if made on such date (except that those representations and warranties which refer to facts existing at a specific date need only be true and correct as of such date) other than for any failures to be true and correct (disregarding any references to “material” or “materiality” contained in such representations and warranties) as of the Closing Date that would not reasonably be expected to result in Damages, including lost profits, in excess of [**] in the aggregate;
(b)    the Sellers and Stockholders have performed, as applicable, in all material respects all of the covenants and agreements required to be performed by the Sellers and Stockholders under this Agreement at or prior to the Closing; it being understood that for the purposes of this Section 8.1(b), the Sellers and the Stockholders will not be deemed to have failed to perform a covenants in all material respects if the applicable party cures such failure prior to the Closing;
(c)    Jöllenbeck has sold, assigned, transferred, conveyed, and delivered to Roccat, pursuant to transfer documents in form and substance reasonably satisfactory to the Buyer, all of Jöllenbeck’s right, title and interest in the Accounts Receivable, Inventory, and Product Kiosks owned or held by Jöllenbeck and relating to the Business (the “Internal Asset Transfer”);
(d)    the Sellers have delivered to the Buyer duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 8.1(d);
(e)    the receipt of any regulatory approvals set forth on Schedule 8.1(e) and delivery of evidence thereof reasonably satisfactory to the Buyer;
(f)    the receipt of those certain consents and approvals set forth on Schedule 8.1(f) and delivery of evidence thereof reasonably satisfactory to the Buyer;
(g)    the acceptance of employment with the Buyer or its Affiliates by at least [**] of the Business Employees that are not administrative employees or European sales representatives;
(h)    the receipt of an employment agreement between the Buyer or any of its Affiliates and René Korte in form and substance reasonably acceptable to the parties thereto and generally consistent with the draft currently being negotiated by the parties thereto;
(i)    all Encumbrances relating to the Purchased Assets have been released in full and the Sellers have delivered to the Buyer written evidence, in form satisfactory to the Buyer, of the release of such Encumbrances;
(j)    the successful achievement (as reasonably determined by the Buyer) by the Sellers of the implementation targets set forth on Schedule 8.1(j) with respect to the business enterprise system software selected by the Buyer;
(k)    the satisfactory establishment and expansion (as reasonably determined by the Buyer) of the capabilities of the financial reporting group of the Business;
(l)    the full and complete termination of all intercompany agreements, arrangements and transactions, other than those set forth on Schedule 8.1(l) (which schedule may be amended at the sole discretion of the Buyer at any time prior to the Closing), and the delivery by of a full release with respect to any related claims;
(m)    entry into written replacements with respect to existing oral Contracts set forth on Schedule 8.1(m) (which schedule may be amended at the sole discretion of the Buyer at any time prior to the Closing to add oral Contracts for which the complete terms and conditions were not disclosed in writing to the Buyer prior to the date) in form and substance reasonably satisfactory to the Buyer and delivery of evidence thereof to the Buyer;
(n)    the amendment, termination or replacement of the Contracts set forth on Schedule 8.1(n) (which schedule may be amended at the sole discretion of the Buyer at any time prior to Closing), in form and substance reasonably satisfactory to the Buyer and delivery of evidence thereof to the Buyer;
(o)    a physical inventory of all Inventory included in Purchased Assets by the Buyer and its Representatives or a balance confirmation for the Inventory which is stored in ships;
(p)    the Buyer has received all Permits that are necessary for it and its Affiliates to conduct the Business as conducted by the Sellers as of the Closing Date;
(q)    the completion and delivery to the Buyer of the unaudited, consolidated pro forma financial statements (including balance sheet) of the Sellers as of, and for the nine-month period ending, February 28, 2019, in form and substance reasonably satisfactory to the Buyer and in accordance with German GAAP (Bilanzrechtsmodernisierungsgesetz – BilMoG);
(r)    Winspeed has sold, assigned, transferred, conveyed, and delivered to Roccat, pursuant to transfer documents in form and substance reasonably satisfactory to the Buyer, all of Winspeed’s right, title and interest in any Intellectual Property that Winspeed owns as a result of the services it provided to, or the work that it undertook on behalf of, the Sellers (the “Winspeed IP Transfer”); and
(s)    there has not occurred a material adverse change to the financial condition or results of operations of the Sellers and the Business since the date of this Agreement, and no event or events has occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a such a change.
8.2    Conditions Precedent to Obligations of the Sellers and Stockholders. The obligations of the Sellers and Stockholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions (any one or more of which may be waived in writing by Roccat), it being understood that such conditions are included for the exclusive benefit of the Sellers and the Stockholders:
(a)    the representations and warranties set forth in Section 4 are true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on such date (except that those representations and warranties which refer to facts existing at a specific date need only be true and correct as of such date);
(b)    the Buyer has performed in all material respects all of the covenants and agreements required to be performed by the Buyer under this Agreement at or prior to the Closing; it being understood that for the purposes of this Section 8.2(b), the Buyer will not be deemed to have failed to perform a covenants in all material respects if the Buyer cures such failure prior to the Closing; and
(c)    the Buyer has delivered to Seller duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 1.11(b); and
(d)    the Buyer has established affiliated entities in Germany and Taiwan.
9.    Termination.
9.1    Termination. This Agreement may be terminated at any time prior to the Closing Date as follows and in no other manner:
(a)    by mutual written consent of the Buyer, on the one hand, and the Sellers Representative, on the other hand;
(b)    by the Buyer by written notice to the Sellers Representative if:
(i)    the Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by a Seller or Stockholder pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 8.1 (including under Section 8.1(a)(ii), as determined, for the avoidance of doubt, with reference to the [**] condition set forth therein to the extent applicable) and such breach, inaccuracy or failure has not been cured within ten days of the Sellers Representative receipt of written notice of such breach from the Buyer; or
(ii)    any of the conditions set forth in Section 8.1 have not been, or if it becomes apparent that any of such conditions will not be, fulfilled by May 31, 2019, unless such failure is due to the failure of the Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
(c)    by the Sellers Representative by written notice to the Buyer if:
(i)    no Seller or Stockholder is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 8.2 and such breach, inaccuracy or failure has not been cured by the Buyer within ten days of the Buyer’s receipt of written notice of such breach from the Sellers Representative; or
(ii)    any of the conditions set forth in Section 8.2 have not been, or if it becomes apparent that any of such conditions will not be, fulfilled by May 31, 2019, unless such failure is due to the failure of the Sellers or Stockholders to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them prior to the Closing; or
(d)    by the Buyer or Sellers Representative in the event that (i) there is any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority has issued an Order restraining or enjoining the transactions contemplated by this Agreement, and such Order has become final and non-appealable.
9.2    Effect of Termination. In the event this Agreement is terminated pursuant to Section 9.1, all rights and obligations of the parties will terminate without any liability of a party to the other parties; provided, however, that the provisions set forth in Sections 9.2, 11.7 and 11.8 will survive the termination of this Agreement indefinitely; provided, however, that termination will not relieve any party from Liability for any intentional or willful breaches of this Agreement prior to the date of termination.
10.    Parent.
10.1    Parent will cause the Buyer to perform its obligations under this Agreement and will be liable for any payment obligations hereunder to the extent the Buyer fails to satisfy such payment obligations.
11.    Miscellaneous Provisions.
11.1    Appointment of Sellers Representative. By their execution and delivery of this Agreement, each Seller and Stockholder hereby appoint LUTZ ABEL Rechtsanwalts PartG mbB as their agent, representative and attorney-in-fact (the “Sellers Representative”) and Sellers Representative agrees to act as the Sellers Representative. Sellers Representative will, on behalf of the Sellers and Stockholders: (i) give and receive notices and communications, and (ii) perform other functions specified in this Agreement. Any notices delivered to Sellers Representative pursuant to this Agreement will be deemed delivered to all of the Sellers and Stockholders. The Buyer may rely upon any such decision, act, consent or instruction of the Sellers Representative as being the decision, act, consent or instruction of all of the Sellers and Stockholders, and the Buyer is hereby relieved from any liability to any Person for any acts done in accordance with such decision, act, consent or instruction of the Sellers Representative.
11.2    Press Releases and Communications. No press release or public announcement related to this Agreement or the Transaction, or, prior to the Closing, any other announcement or communication (other than by the Buyer, its Affiliates, or any of their respective officers, employees, representatives and agents in the Ordinary Course of Business) will be issued or made without the approval of the Buyer; provided, however, in connection with the press release or other public announcement to be made by the Buyer announcing the execution of this Agreement or announcing the Closing of the Transaction, the Sellers Representative will have the right to review and comment on such press release or announcement prior to publication, and the Buyer will take into account all reasonable comments provided thereby.
11.3    Fees and Expenses. Each party to this Agreement will bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement.
11.4    Attorneys’ Fees. If any legal action or other legal proceeding relating to any of the Transaction Agreements or the enforcement of any provision of any of the Transaction Agreements is brought against any party to this Agreement, the prevailing party will be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled) subject to Section 7.2.
11.5    Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement will be in writing and be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by electronic transmission (in each case with receipt verified by electronic mail), or (c) one (1) business day after being sent by overnight courier or express delivery service (with proof of delivery), provided that in each case the notice or other communication is sent to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party specifies in a written notice given to the other parties hereto):

if to the Sellers, the Stockholders, Jöllenbeck and First Wise Media to the Sellers Representative:

LUTZ ABEL Rechtsanwalt PartG mbB Caffamacherreihe 8 20355 Hamburg – Germany Attn: Dr. Lorenz Jellinghaus
Facsimile: 0049-040-300699699
Email: Jellinghaus@lutzabel.com

with a copy to:
Jöllenbeck GmbH Kreuzberg 2 27404 Weertzen - Germany Email: tim.joellenbeck@jb.eu if to the Buyer:

Turtle Beach Corporation
11011 Via Frontera, Suite A San Diego, CA 92127

with a copy to:

Morgan, Lewis & Bockius LLP
1111 Pennsylvania Avenue, NW
Washington, D.C. 20004
Attn: Tony Chan
Facsimile: 202.739.3001
Email: tony.chan@morganlewis.com

11.6    Captions. All section titles or captions contained in this Agreement and the table of contents hereof are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.
11.7    Counterparts. This Agreement may be executed in several counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.
11.8    Governing Law; Jurisdiction. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto, and all claims and disputes arising hereunder or thereunder or in connection herewith or therewith, whether purporting to be sound in contract or tort, or at law or in equity, will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. If any dispute, controversy or claim arises out of or in connection with this Agreement, including any question regarding its existence, validity, termination, breach or interpretation or any dispute regarding the validity, amount or liability for any claim arising hereunder, the Buyer, the Sellers, and the Stockholders will use all commercially reasonable efforts to resolve the matter amicably. If, within twenty (20) days of written notice of dispute arising in connection with the Agreement, the applicable parties are unable to resolve such dispute, then dispute will be, upon the application of any applicable party, referred to and finally resolved by arbitration under the Rules of Arbitration (the Rules) in force at the date of this Agreement of the International Chamber of Commerce International Court of Arbitration (ICC) and will be administered by the ICC. The seat, or legal place, of arbitration will be Paris, France. The language to be used in the arbitration proceedings will be English and all submissions will be made in English. New York law will be applicable to the merits of such dispute. The tribunal will consist of one arbitrator mutually agreed to by the applicable parties. Each party hereto acknowledges and agrees that the arbitrator will have the power to grant any legal or equitable remedy or relief available, including injunctive relief, whether interim and/or final, and specific performance, and any measures ordered by the arbitrator may be specifically enforced by any court of competent jurisdiction. Each party hereto retains the right to seek interim or provisional measures, including injunctive relief and including pre-arbitral attachments or injunctions, from any court of competent jurisdiction, and any such request will not be deemed incompatible with the agreement to arbitrate. In furtherance of the foregoing, each of the parties hereto (a) waives the defense of inconvenient forum, (b) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court, and (c) agrees that a final judgment in any such suit, action or other proceeding will be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by law.
11.9    Successors and Assigns. This Agreement will be binding upon each of the parties hereto and the respective successors and assigns (if any) of the foregoing. This Agreement will inure to the benefit of each of the parties hereto and the respective successors and assigns (if any) of the foregoing. Notwithstanding the foregoing, neither the Sellers nor the Stockholders may assign this Agreement or any rights or obligations hereunder to any other Person without the prior written consent of the Buyer and any attempt to do so will be null and void. The Buyer may assign any or all of its rights and delegate any or all of its obligations hereunder, including its rights to purchase any portion of the Purchased Assets or its obligations to assume any Assumed Liability, in whole or in part, to any of its Affiliates or to a purchaser of all or substantially all of the assets of the Buyer, in which case, such assignment and delegation will constitute a novation of all duties, obligations and Liabilities of the Buyer with respect to such delegation.
11.10    Waiver.
(a)    Except as specifically set forth herein, the rights and remedies of the parties are cumulative and not alternative. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, will operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
(b)    No Person will be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.
11.11    Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Buyer, each of the Sellers, and each of the Stockholders.
11.12    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of the arbitrator declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the arbitrator making such determination will have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified. In the event such arbitrator does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
11.13    Entire Agreement. The Transaction Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof. This Agreement will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, other than Section 7 (which will be for the benefit of the Persons set forth therein).
11.14    Construction.
(a)    For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.
(b)    The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement.
(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”
(d)    Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.
(e)    The paragraph headings in this Agreement are for convenience of reference only and will not be deemed to alter or affect any provision of this Agreement.
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The parties to this Agreement have caused this Agreement to be executed and delivered as of the date first written above.

SELLERS:

ROCCAT GMBH ROCCAT STUDIOS TAIPEI CO., LTD. ROCCAT ASIA PACIFIC CO., LTD. ROCCAT INC.

By:
Name: René Korte
Title: Managing Director of each Seller

STOCKHOLDERS:

Name: René Korte

Name: Tim Jöllenbeck

Name: Michael Eisenblatter

BUYER:

TBC HOLDING COMPANY LLC

By:
Name:
Title:

TURTLE BEACH CORPORATION

By:
Name:
Title:

JÖLLENBECK GMBH

By:
Name: Tim Jöllenbeck
Title: Managing Director
FIRST WISE MEDIA GMBH

By
Name: Tim Jöllenbeck and Michael Eisenblätter
Title: CEO

EXHIBIT A
CERTAIN DEFINITIONS
For purposes of the Agreement (including this Exhibit A):
“Accounts Receivable” has the meaning set forth in Section 2.7.
“Adjustment Escrow Amount” means an amount equal to [**].
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” means the Asset Purchase Agreement to which this Exhibit A is attached, as it may be amended from time to time.
“Allocation” has the meaning specified in Section 1.10.
“Ancillary Documents” means the Escrow Agreement, the Transfer Documents, the Transition Services Agreement, and the other agreements, instruments and documents required to be delivered at the Closing.
“AR Period” has the meaning set forth in Section 1.7(e).
“Assigned Contracts” has the meaning set forth in Section 1.1.
“Assumed Liabilities” has the meaning set forth in Section 1.2(a).
“Authorized Products” has the meaning set forth in Section 6.4(b).
“Authorized Sales Period” has the meaning set forth in Section 6.4(b).
“Basket” has the meaning set forth in Section 7.2(c).
“Benefit Plan” has the meaning set forth in Section 2.10(d).
“Books and Records” has the meaning set forth in Section 1.1(a).
“Breach” of a representation, warranty, covenant, obligation or other provision means any inaccuracy in or breach (including any inadvertent or innocent breach) of, or any failure (including any inadvertent failure) to comply with or perform, such representation, warranty, covenant, obligation or other provision, and the term “Breach” will be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.
“Business” has the meaning set forth in the recitals.
“Business Employee” has the meaning set forth in Section 2.10(a).
“Business IP Agreements” has the meaning set forth in Section 2.11(e).
“Buyer” has the meaning specified in the preamble.
“Buyer Adjustment Amount” has the meaning specified in Section 1.5(g)(i)(A).
“Buyer Indemnifying Party” has the meaning set forth in Section 7.3(a).
“Buyer Indemnitees” means the following Persons: (a) the Buyer; (b) the Buyer’s current and future Affiliates; (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above.
“Cap” has the meaning set forth in Section 7.2(c).
“Closing” has the meaning specified in Section 1.11(a).
“Closing Date” has the meaning specified in Section 1.11(a).
“Closing Purchase Price” means €14,500,000 in cash, minus Indebtedness to be paid by the Buyer in accordance with Section 1.11(b)(iv) of the Agreement, minus the amount (if any) by which Closing Working Capital is less than the Target Working Capital, plus the amount (if any) by which Closing Working Capital is greater than the Target Working Capital, minus the Adjustment Escrow Amount, minus the Indemnification Escrow Amount, and minus the Holdback Amount.
“Closing Statement” has the meaning set forth in Section 1.5(b).
“Closing Working Capital” means Working Capital as of 12:01 a.m. Eastern Time on the Closing Date.
“Code” means the Internal Revenue Code of 1986, as amended.
“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Permit).
“Contract” means any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.
“Controlled Persons” has the meaning set forth in Section 6.4(a)(i).
“Covered Person” has the meaning set forth in Section 6.4(a)(i).
“Damages” means any loss, damage, injury, decline in value, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature, other than any punitive damages (except to the extent paid or payable to a third party).
“Disclosure Schedules” has the meaning set forth in Section 2.
“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, equitable interest, claim, preference, right of possession, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title or similar restriction.
“Entity” means any corporation (including any non‑profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
“Escrow Account” has the meaning set forth in Section 1.11(b)(vi).
“Escrow Agent” means Citibank N.A.
“Estimated Closing Working Capital” has the meaning set forth in Section 1.5(a).
“Estimated Purchase Price” has the meaning set forth in Section 1.5(a).
“Euro,” etc. The terms “euros” or “€” mean dollars in the lawful currency of the European Union. All payments made pursuant to this Agreement will be in Euros. Whenever payments or calculations to be made pursuant to this Agreement require the conversion or comparison of Euros and United States dollar sums, the exchange rate to be applied as between Euro and United States dollar sums will be the Euro foreign-exchange rates published by The Wall Street Journal Eastern Edition on the Business Day immediately preceding the Closing Date. If no such exchange rate is published by The Wall Street Journal, then the exchange rate published by The Financial Times on the Business Day immediately preceding the Closing Date will be used.
“Excluded Assets” has the meaning set forth in Section 1.2(b).
“Excluded Contracts” has the meaning set forth in Section 1.2(b)(iii).
“Excluded Inventory” has the meaning set forth in Section 1.2(b)(vi).
“Excluded Liabilities” has the meaning set forth in Section 1.2(a).
“Expiration Date” has the meaning set forth in Section 7.1(a).
“Extended Date” has the meaning set forth in Section 7.1(b).
“Financial Statements” has the meaning set forth in Section 2.5.
“Fundamental Representations” has the meaning set forth in Section 7.1(b).
“GDPR” has the meaning set forth in Section 2.18(d).
“Governmental Authority” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi‑governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi‑national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
“Holdback Amount” means an amount equal to [**].
“IFRS” has the meaning set forth in Section 2.5.
“Indebtedness” means, without duplication, as of any particular time, (a) the amount of indebtedness for borrowed money of the Sellers and their respective subsidiaries (including any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith), and (b) liabilities of the Sellers and their respective subsidiaries evidenced by bonds, debentures, notes, or other similar instruments or debt securities.
“Indemnification Escrow Account” means that certain account for the deposit of the Indemnification Escrow Amount.
“Indemnification Escrow Amount” means an amount equal to [**].
“Indemnifying Party” has the meaning set forth in Section 7.4(a).
“Indemnitee” has the meaning set forth in Section 7.4(a).
“Insolvent” means if the present fair saleable value of an Entity’s assets do not and will not exceed its debts and other probable Liabilities.
“Insurance Policy” has the meaning set forth in Section 2.19.
“Intellectual Property” means in any jurisdiction worldwide, all intellectual property rights of any kind, including rights in, to and concerning (a) all patents (including utility and design patents), statutory invention registrations and applications for any of the foregoing (including provisional applications), and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (b) all trademarks, service marks, names, corporate names, trade names, Internet domain names, URLs and any other addresses for use on the Internet or any other computer network or communication system, websites and website content, and social media, including social media accounts and handles, logos, slogans, trade dress, and other similar designations of source or origin (and all translations, adaptations, derivations and combinations of the foregoing), together with the goodwill symbolized by any of the foregoing (all of the foregoing in (b), collectively “Trademarks”); (c) all copyrights (including copyrights in Software) and copyrightable subject matter, works of authorship, publications, audio-visual works, and rights in fonts and typefaces; (d) all software (including any and all software implementations of algorithms, whether in source code, executable code, or object code), assemblers, applets, compilers, compiled code, binaries, design tools, development tools, user interfaces, operating systems, design documents, website code and specifications, data and databases related to any of the foregoing, user manuals and training materials and other documentation related to the foregoing and any translations thereof, data, databases and compilations of information; (e) all confidential and proprietary information, inventions, formulas, processes, research and developments, technology, research, trade secrets and know-how, concepts, ideas, rights in financial, marketing and business data, pricing and cost information, business and marketing plans, algorithms, inventions, processes, techniques, technical data, designs, drawings, specifications, and customer and supplier lists and information, in each case, whether patentable or not and whether or not reduced to practice (“Trade Secrets”); (f) all design rights, including industrial design rights and community design rights; (g) rights of publicity, rights of privacy and moral rights; and (h) all applications and registrations for any and all of the foregoing, copies and tangible embodiments of any and all of the foregoing; and (i) all rights and remedies against past, present, and future infringement, misappropriation or other violation thereof.
“Intellectual Property Assignments” means one or more assignments of the Seller Owned IP substantially in the form of Exhibit H duly executed by the applicable Sellers.
“Interim Financial Statements” has the meaning set forth in Section 2.5.
“Interim Period” has the meaning set forth in Section 5.1(a).
“Inventory” has the meaning set forth in Section 2.8.
“Knowledge” means the [**] knowledge of [**].
“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.
“Material Customer” has the meaning set forth in Section 2.15(a)(i).
“Material Supplier” has the meaning set forth in Section 2.15(b)(i).
“Net Revenue” means the net revenue of the Business as calculated, without duplication, in accordance with Exhibit I.
“Non-compete Period” has the meaning set forth in Section 6.4(a)(i).
“Notice of Claim” has the meaning set forth in Section 7.4(a).
“Objection Notice” has the meaning set forth in Section 1.5(d).
“Off-the-Shelf License” has the meaning set forth in Section 2.11(c).
“Open Source Code” means any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.
“Order” means any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (b) Contract with any Governmental Authority entered into in connection with any Proceeding.
“Ordinary Course of Business” means an action taken by or on behalf of the Sellers that is (a) recurring in nature, is consistent with the past practices of the Sellers and is taken in the ordinary course of the normal day to day operations of the Sellers; (b) taken in accordance with sound and prudent business practices; (c) not required to be authorized by the Stockholders, the board of directors of the Sellers or any committee of the board of directors of the Sellers and does not require any other separate or special authorization of any nature; and (d) similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day to day operations of Entities (other than the Sellers) that are engaged in businesses similar to the business of the Sellers as of the Closing.
“Parent” means has the meaning set forth in the Preambles.
“Past Due Receivables” has the meaning set forth in Section 1.1(a)(ii).
“Permit” means any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law; or (b) right under any Contract with any Governmental Authority.
“Permitted Encumbrance” means any: (a) Liens for Taxes not yet due and payable; (b) statutory Liens to secure obligations to landlords or lessors under leases or rental agreements, the obligations secured by which are not yet due and payable; (c) inchoate statutory Liens in favor of carriers and warehousemen to secure claims for labor, the obligations secured by which are not yet due and payable; and (d) zoning, entitlement, building and other land use regulations imposed by a Governmental Authority having jurisdiction over the Leased Real Property that are not violated by the current use and operation thereof.
“Person” means any individual, Entity or Governmental Authority.
“Personal Information” has the meaning set forth in Section 2.18(a).
“Positioning Guidelines” has the meaning set forth in Section 1.7(d).
“Positioning Period” has the meaning set forth in Section 1.7(d).
“Privacy Policy” has the meaning set forth in Section 2.18(d).
“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator or arbitration panel.
“Product Kiosks” has that meaning set forth in Section 1.1(a)(iv).
“Purchase Price” has the meaning set forth in Section 1.3.
“Purchased Assets” has the meaning set forth in Section 1.1.
“Registered IP” means all Seller Owned IP that are registered, filed, or issued under the authority of any Governmental Authority or domain name registrar, including all patents, registered copyrights, registered mask works, and registered Trademarks, registered domain names, and all applications for any of the foregoing.
“Related Party” has the meaning set forth in Section 2.20.
“Related Party Transaction” has the meaning set forth in Section 2.20.
“Related Person” means with respect to a particular individual (a) each other member of such individual’s Family, (b) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family, and (c) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity). For purposes of this definition, “Family” of an individual includes the individual, the individual’s spouse, any other natural person who is related to the individual or the individual’s spouse within the second degree and any other individual who resides with such individual.
“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors and representatives.
“Restricted Business” has the meaning set forth in Section 6.4(a)(i).
“Restricted Party” has the meaning set forth in Section 6.4(a).
“Restrictive Covenants” has the meaning set forth in Section 6.4.
“Return Expense” has the meaning set forth in Section 1.6.
“Roccat Subsidiaries” has the meaning set forth in Section 2.1(b).
“Schedule” has the meaning set forth in Section 2.
“Schedule Supplement” has the meaning set forth in Section 5.7.
“Security Incident” has the meaning set forth in Section 2.18.
“Seller Adjustment Amount” has the meaning set forth in Section 1.5(g)(ii).
“Seller Indemnifying Parties” has the meaning set forth in Section 7.2(a).
“Seller Indemnitees” means the following Persons: (a) any Seller or Stockholder; (b) any Seller’s or Stockholder’s current and future Affiliates; (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a),” “(b)” and “(c)” above.
“Seller IP” means (a) the Seller Owned Registered IP, (b) all Intellectual Property of any other Person used or held for use by one or more of the Sellers under the Business IP Agreements set forth on Schedule 2.11(c) and Schedule 2.11(d).
“Seller Owned IP” means all Intellectual Property (i) including all Intellectual Property embodied in or arising out of the Seller Products, owned or purported to be owned by one or more of the Sellers and (ii) Intellectual Property owned by Winspeed and to be transferred to Roccat pursuant to the Winspeed IP Transfer.
“Seller Product” means any product designed, developed, manufactured, marketed, distributed, provided, licensed, or sold at any time by any of the Sellers or under the “Roccat” brand.
“Seller Software” has the meaning set forth in Section 2.11(l).
“Sellers” has the meaning set forth in the introductory paragraph.
“Sellers Knowledge” or any similar expression with regard to the knowledge or awareness of Sellers, means the knowledge after reasonable investigation of the Stockholders and the directors and officers of the Sellers.
“Sellers Representative” has the meaning set forth in Section 11.1.
“Stock Consideration” means €800,000 worth of shares of Parent (with such number of shares calculated using the 10-day volume weighted average price per share of Parent stock immediately prior to the Closing Date).
“Stockholder Indemnifying Parties” has the meaning set forth in Section 7.2(a).
“Stockholders” has the meaning specified in the introductory paragraph to the Agreement.
“Target Working Capital” means an amount calculated in accordance with Exhibit J.
“Tax” means any tax of any kind or nature (including any income tax, alternative or add-on minimum tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value‑added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax, payroll tax, employment tax, excise tax, severance tax, real or personal property tax, or social security contributions (whether computed on a separate or consolidated, unitary or combined basis, or in any other manner)), deficiency, customs, duties and assessments, charges or fees of any similar nature, and for the avoidance of doubt, including, but not limited to, taxes within the meaning of Sec. 3 of the German General Tax Code (Abgabenordnung), and any related charge or amount (including any fine, penalty or interest or addition thereto), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Authority, or (b) payable pursuant to any tax‑sharing agreement or similar Contract, as a transferee or successor, by Contract, or otherwise.
“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.
“Team Roccat” means Team Roccat GmbH, a private limited company organized under the laws of Germany.
“Third-Party Claim” has the meaning set forth in Section 7.4(a).
“Third-Party Defense” has the meaning set forth in Section 7.4(a).
“Transaction Agreements” means: (a) the Agreement; and (b) the Ancillary Documents.
“Transactions” means (a) the execution and delivery of the respective Transaction Agreements, and (b) all of the transactions contemplated by the respective Transaction Agreements, including: (i) the sale of the Purchased Assets to the Buyer in accordance with this Agreement; (ii) the assumption of the Assumed Liabilities by the Buyer pursuant to the Assumption Agreement; and (iii) the performance by the Sellers, the Stockholders and the Buyer of their respective obligations under the Transaction Agreements, and the exercise by the Sellers, the Stockholders and the Buyer of their respective rights under the Transaction Agreements.
“Transfer Documents” has the meaning set forth in Section 1.11(b)(i).
“Transfer Tax” exclusively means the following Taxes: real estate transfer Tax, sales Tax, use Tax, stamp Tax, stamp duties other similar Taxes, charges or fees occasioned solely by the signing of or consummation of the Transaction contemplated by this Agreement, it being understood that such term does not include any income, profit, or capital gain related Tax levied on the Sellers, other Parties to this Agreement or any third party upon the transfer of the title or the beneficial ownership in or the assignment or assumption of the Purchased Assets or Assumed Liabilities or the Business.
“Transferring Employee” has the meaning set forth in Section 5.4(a).
“Union” has the meaning set forth in Section 2.10(b) of the Agreement.
“Valuation Firm” has the meaning set forth in Section 1.5(d).
“VAT” means (i) any Tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (Directive 2006/112/EC) and the applicable Laws, regulations and rules in the applicable jurisdiction, and (ii) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such Tax referred to in paragraph (i) above, or imposed elsewhere (including, for the avoidance of doubt, Swiss value-added tax and Taiwan business tax); in all cases of (i) or (ii) above, including any additions for late payments (Säumniszuschläge) and interest (Zinsen) as well as secondary liabilities in relation thereto.
“Winspeed” means Winspeed Co., Ltd, doing business as Jiezhi and certain other business names.
“Winspeed IP Transfer” has that meaning set forth in Section 8.1(r).
“Working Capital” means the current assets included in the Purchased Assets less the current liabilities included in the Assumed Liabilities, in each case, determined and calculated in accordance with Exhibit C.